Exhibit 10.7

DATED 13 MARCH 2014

PROJECT PENGUIN

SALE & PURCHASE AGREEMENT

BETWEEN

CHARLES RIVER LABORATORIES HOLDINGS LIMITED

CHARLES RIVER NEDERLAND B.V.

GALAPAGOS N.V.

AND

GALAPAGOS B.V.

CONTENTS

THIS AGREEMENT is made as a DEED on the 13 day of March 2014 between:

PARTIES

(1)	CHARLES RIVER LABORATORIES HOLDINGS LIMITED incorporated and registered in England and Wales with company number 03894892 whose registered office is at Manston Road, Margate, Kent CT9 4LT (the “UK Buyer”);

(2)	CHARLES RIVER NEDERLAND B.V. incorporated and registered in the Netherlands with company number 34137756 whose registered office address is at Amsterdam, The Netherlands and whose place of business is at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost (the “Dutch Buyer”);

(3)	GALAPAGOS N.V. incorporated and registered in Belgium with enterprise and VAT number 0466.460.429 whose registered office is at Industriepark Mechelen Noord, Generaal De Wittelaan L11 A3, 2800 Mechelen, Belgium (the “Seller”); and

(4)	GALAPAGOS B.V. incorporated and registered in the Netherlands with company number 28083700 whose registered office is at Darwinweg 24, 2333 CR Leiden, The Netherlands (the “Dutch Seller”).

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	Further particulars of the Company and of the Subsidiaries at the date of this Agreement are set out in Schedule 1.

(C)	The Target Group and the Dutch Business together comprise the Services Division operated by the Sellers.

(D)	The Seller is the legal and beneficial owner of the Sale Shares and the Dutch Seller is the legal and beneficial owner of the Dutch Business.

(E)	In respect of the acquisition of the Dutch Business as contemplated by this Agreement, the Dutch Buyer and the Dutch Seller have complied with their obligations pursuant to the SER Merger Code (het SER-Besluit Fusiegedragsregels 2000) and the Dutch Works Councils Act (Wet op de ondernemingsraden) by having obtained an unconditional positive advice from the works council of the Dutch Seller.

(F)	The Sellers wish to sell (or procure the sale, as appropriate) and the Buyers have agreed to purchase the Services Division through the sale and purchase of the Sale Shares and the Dutch Business on the terms set out in this Agreement.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1.	The definitions and rules of interpretation in this clause apply in this Agreement.

“2012 Accounts” means the Accounts, but excluding the Accounts of Cangenix, in respect of the 12 month period ended on 31 December 2012;

“2012 Cangenix Accounts” means the Accounts of Cangenix in respect of the 12 month period ended on 31 March 2012;

“2013 Accounts” means the Accounts in respect of the 12 month period ended on 31 December 2013;

“2013 Management Accounts” means the unaudited statement of assets and liabilities and profit and loss account of the Company and the Services Division Operating Companies as of and for the period of 12 months ended on 31 December 2013 prepared using the MONA system, in the agreed form;

“2014 Management Accounts” means the unaudited profit and loss account of the Services Division Operating Companies for the period of 2 months ended on 28 February 2014 in the agreed form;

“Access Fee” means the access fee of US$2,000,000 paid by Biogen Idec MA, Inc. to BioFocus DPI Limited pursuant to the Biogen Collaboration Agreement and any deferred income relating to such fee;

“Accounting Policies” has the meaning given to that term in Part 1 of Schedule 6;

“Accounts” means the audited financial statements of the Company and the Subsidiaries as at and to the relevant Accounts Date, prepared in accordance with UK GAAP, comprising the individual accounts of the Company and the Subsidiaries, including in each case the balance sheet, profit and loss account together with the notes on them and the auditors and directors report;

“Accounts Date” means:

(i)	in respect of the 2012 Accounts, 31 December 2012;

(ii)	in respect of the Accounts of Cangenix, 31 March 2012; and

(iii)	in respect of the 2013 Accounts, 31 December 2013;

“Agreement for Lease” means the Agreement for Lease and Agreement for Surrender dated 12 August 2013 between Aviva Life & Pensions UK Limited, BioFocus DPI Limited and the Seller relating to, inter alia, the Robinson Building (Buildings 600 and 700), Chesterford Park, Little Chesterford;

“Bank Debt” has the meaning given to that term in Part 1 of Schedule 6;

“Biogen Collaboration Agreement” means the collaboration agreement dated 8 November 2013 between BioFocus DPI Limited, the Seller and Biogen Idec MA, Inc.;

“Business” means the business of contract research test services for third party biopharmaceutical companies, academic institutions, non-profit organisations and governments for the purpose of developing novel therapeutics carried on by the Services Division;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England or the Netherlands when banks in London and Amsterdam are open for business;

“Business Intellectual Property” means all IPR which the Target Group or the Dutch Seller owns or which is used or held for use in the Business as carried on at or prior to Completion, including, without limitation, all Licensed IPR and the Dutch IPR;

“Buyers” means the UK Buyer and the Dutch Buyer and “Buyer” means either one of them, as the context requires;

“Buyers’ Indemnities” means the indemnities in clauses 6.2 and 6.6;

“Buyers’ Indemnity Claim” means a claim brought by the Sellers for breach of any of the Buyers’ Indemnities by the Buyers;

“Buyers’ Solicitors” means Dickson Minto W.S. of 16 Charlotte Square, Edinburgh EH2 4DF;

“Cangenix” means Cangenix Limited a company incorporated in England and Wales with company number 0758596;

“Cangenix Deferred Consideration Amount” means the amount of the deferred consideration payable pursuant to the terms of the Cangenix SPA;

“Cangenix SPA” means the share purchase agreement dated 4 January 2013 between Argenta Discovery 2009 Limited and each of Richard Bazin, David Brown, Stephen Irving and Colin Robertson, in relation to the acquisition of the entire issued share capital of Cangenix Limited by Argenta Discovery 2009 Limited;

“Carved-out US Entities” means BioFocus, Inc., BioFocus DPI, LLC and Xenometrix Inc.;

“Cash” has the meaning given to that term in Part 1 of Schedule 6;

“Claim” means a claim for breach of any of the Sellers’ Warranties;

“Company” means BioFocus DPI (Holdings) Limited, a company incorporated and registered in England and Wales with company number 03253690 whose registered office is at Chesterford Research Park, Saffron Walden, Essex, CB10 1XL, further details of which are set out in Part 1 of Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Shares and the Dutch Business in accordance with this Agreement;

“Completion Accounts” has the meaning given to that term in Part 1 of Schedule 6;

“Completion Date” has the meaning given in clause 5.2;

“Completion Net Cash/Debt” has the meaning given to that term in Part 1 of Schedule 6;

“Completion Working Capital” has the meaning give to that term in part 1 of Schedule 6;

“Compound Focus SPA” means the share purchase agreement dated 1 June 2011 between BioFocus, Inc., the Company, Renevois, Inc. and Evotec AG in relation to the disposal of Compound Focus, Inc. by BioFocus, Inc.;

“Conditions” means the conditions to Completion, being the matters set out in Schedule 2;

“Connected” has, in relation to a person, the meaning given in section 1122 of the CTA 2010;

“Control” shall be as defined in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly;

“Crucell Licence” means the Research and Commercial License Agreement to be entered into between Crucell Holland BV (“Crucell”) and the Dutch Buyer under which Crucell agrees to grant the Dutch Buyer a licence to use certain patents and associated know-how;

“CTA 2010” means the Corporation Tax Act 2010;

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek);

“Debt Items” has the meaning given to that term in Part 1 of Schedule 6;

“Director” means each person who is a director or shadow director of the Company or any of the Subsidiaries, as set out in Schedule 1;

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter or the Supplementary Disclosure Letter, as appropriate;

“Disclosure Letter” means the letter (including the annexes thereto) from the Sellers to the Buyers in agreed form, with the same date as this Agreement that is described as the Disclosure Letter;

“Dispute Notice” has the meaning given to that term in Part 1 of Schedule 6;

“DPA” means the Data Protection Act 1998 and any legislation and/or binding regulations implementing that Act or made in pursuance of that Act;

“Draft Completion Accounts” has the meaning given to that term in Part 1 of Schedule 6;

“Draft Post Completion Revenue Statement” has the meaning given to that term in Part 1 of Schedule 7;

“Due Amount” means the amount (if any) due to the Buyers on a Relevant Claim being settled;

“Dutch Assets” means the assets, property, rights of the Dutch Seller, equipment, stock and other assets used in, relating to, required for use in or otherwise attributable to the Dutch Business, as detailed in Schedule 11 and the Dutch IPR;

“Dutch Business” means the BioFocus activities of the business operated by the Dutch Seller, namely target identification to in vitro proof of concept, comprising the Dutch Assets, the Dutch Lease, the Dutch Contracts, the Dutch Records and the Dutch Employees;

“Dutch Contracts” means together the LUMC Agreement, the Dutch Intercompany Service Agreements and the TNO Agreement;

“Dutch Deed of Transfer” means the deed of transfer in relation to the transfer of the Dutch Business as contemplated by this Agreement, insofar as the Dutch Business shall not be transferred by virtue of this Agreement or applicable law, in the agreed form;

“Dutch Employees” means the individuals with whom the Dutch Seller has an employment agreement (arbeidsovereenkomst), whether on a full-time or part-time basis, and who are associated with the Dutch Business (daar werkzaam zijn) within the meaning of 7:663 DCC as at the Completion Date, as exhaustively listed in Schedule 12, provided that such list may be amended prior to Completion by agreement between the Dutch Seller and the Dutch Buyer;

“Dutch Employment Costs” means:

(a)	the amounts payable or paid to or in respect of the employment of the relevant employee (including but not limited to salary, wages, Dutch Tax and social security contributions, salary sanctions, employer’s pension contributions (including so-called past services liabilities), pre-pension contributions, insurance premiums (including WIA/WGA eigen risco drager verzekering and WAO/WIA excedent verzekering), payments and allowances or any other consideration for employment); and

(b)	the costs of providing any non-cash benefits, which the employer is required to provide, by law or contract or customarily provides in connection with such employment (including other employee benefit provisions and free time);

“Dutch Employment Liabilities” means any and all costs and losses directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship with an employee (including all costs and losses in connection with any claim, award, judgement or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal, or breach of mandatory participation (verplichtstelling) to a sector-wide pension fund or breach of contract or breach of collective labour agreements, any imposed sanctions or discrimination);

“Dutch Intercompany Service Agreements” means together the (i) research services agreement dated 18 April 2012 between Argenta Discovery 2009 Limited (as the service provider) and the Dutch Seller; (ii) research services agreement dated 25 January 2012 between BioFocus DPI Limited (as the service provider) and the Dutch Seller; and (iii) research services agreement dated 25 November 2010 between the Dutch Seller (as the service provider) and BioFocus DPI Limited;

“Dutch IPR” means the know how, if any, owned by the Dutch Seller in, or in connection with the Dutch Business which know how, for the avoidance of any doubt, (i) shall include all unregistered intellectual property rights, such as but not limited to copyright, proprietary and confidential information, inventions and non-exclusive rights which are owned by the Dutch Seller in relation to the know how, and which are to be shared on a non-exclusive basis between the parties, and (ii) shall exclude Transferred Know-How;

“Dutch Lease” means the lease agreement as amended from time to time between the Dutch Seller, as lessee, and M. Caransa B.V., as lessor, in respect of the lease of a business accommodation located at Darwinweg 24, Leiden, the Netherlands, including the addendum and general terms thereto;

“Dutch Pension Scheme” means the pension scheme of the Dutch Seller, operated by Allianz Nederland Levensverzekering N.V.;

“Dutch Records” means the entire administration, books, records and other data (whether stored on data carriers or in hardcopy) directly relating to the Dutch Business, relating to the period up to the Completion Date (for the avoidance of doubt, excluding the Dutch Seller’s accounting, corporate and other records which do not relate directly to the Dutch Business);

“Dutch Tax” or “Dutch Taxation” means all corporate or other income taxes (including divestment premiums), wage withholding tax, social security contributions, value added and sales tax, capital tax, real property transfer tax, other real estate taxes and environmental taxes and customs and excise or other duties, including any interest and penalties relating to it, due, payable, levied or accrued as at the date hereof imposed by any national, federal, State, provincial, municipal and other governmental authority in any relevant jurisdiction in respect of the Dutch Business;

“Dutch VAT” means (a) any tax imposed in conformity with (but subject to derogation from) the Directive of the Council of the European Economic Communities (2006/112/EEC); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) above, or elsewhere;

“Dutch VAT Act” has the meaning ascribed thereto in clause 21.1;

“Employee” means has the meaning set out in paragraph 24.1 of Part 1 of Schedule 4;

“Employee Benefit Plan” means any bonus, profit sharing, savings, redundancy and/or exit arrangement, share incentive, share option and/or stock appreciation rights scheme and/or share repurchase scheme;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“Escrow Account” means the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter;

“Escrow Agents” means the Buyers’ Solicitors and the Sellers’ Solicitors;

“Escrow Bank” means Royal Bank of Scotland plc;

“Escrow Letter” means the letter, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Escrow Account;

“Estimated Completion Net Cash/Debt” means the best estimate of the Sellers of the Completion Net Cash/Debt as at the Completion Date, set out in the Estimated Initial Consideration Statement;

“Estimated Completion Working Capital” means the best estimate of the Sellers of the Completion Working Capital as at the Completion Date, set out in the Estimated Initial Consideration Statement;

“Estimated Initial Consideration Statement” means the statement setting out certain adjustments to the Headline Initial Consideration prepared by the Sellers on a basis consistent with the calculation of the Target Working Capital and the Target Net Cash/Debt including appropriate support documentation and agreed with the Buyers;

“Expert” has the meaning given in Schedule 8;

“Fidelta” means Fidelta d.o.o. za istrazivanje i razvoj (formerly known as Galapagos istrazivacki centar d.o.o.), a limited liability company incorporated and registered in Croatia with registered number 080471508 and whose registered office is at Prilaz baruna Filipovica 29, Zagreb, Grad Zagreb, 10000 Zagreb;

“Genetically Modified Organism” means an organism whose genetic material has been altered using genetic engineering techniques;

“Group” means in relation to a company, that company, any subsidiary OR subsidiary undertaking or any holding company OR parent undertaking from time to time of that company, and any subsidiary OR subsidiary undertaking from time to time of a holding company OR parent undertaking of that company. Each company in a Group is a member of the Group;

“Headline Initial Consideration” means the sum of €129,000,000;

“holding company” has the meaning given in clause 1.11;

“IFRS” means the International Financial Reporting Standards, including International Accounting Standards and Interpretations issued by the International Accounting Standards Board;

“Initial Consideration” means the Headline Initial Consideration as adjusted pursuant to the terms of the Estimated Initial Consideration Statement;

“Intercompany Liability” has the meaning given in clause 9.1;

“Interim Period” means the period from (and including) the date of this Agreement up to (and including) Completion or, if earlier, the termination or rescission of this Agreement in accordance with its terms;

“IPR” means patents, registered trade marks, registered designs, domain names, copyright and related rights, design rights, database rights, rights in the nature of copyright, and rights in trade names, business names and unregistered trade marks, together with applications for any of the foregoing and the right to apply for any of the foregoing, rights in know how, proprietary and confidential information and inventions and all other intellectual property rights and all other forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

“Licensed IPR” has the meaning given in paragraph 21.2 of Part 1 of Schedule 4;

“Longstop Date” means 11.59pm on 30 April 2014 or such later time and date as may be agreed in writing by the Buyers and the Sellers;

“LUMC Agreement” means the research agreement dated 4 February 2014 between the Dutch Seller and Academisch Ziekenhuis Leiden, also acting under the name Leiden University Medical Center;

“Management Accounts” means together the 2013 Management Accounts and the 2014 Management Accounts;

“Net Cash/Debt Statement” has the meaning given to that term in Part 1 of Schedule 6;

“Net Working Capital” has the meaning given to that term in Part 1 of Schedule 6;

“parent undertaking” means a parent undertaking as defined in section 1162 of the Companies Act 2006;

“Pension Scheme” means each of the Dutch Pension Scheme and the UK Pension Scheme (together the Pension Schemes);

“Post-Completion Restructure” means the liquidation of the Carved-Out US Entities, proposed to occur after Completion in the sole discretion of the Seller;

“Post Completion Revenues” has the meaning given to that term in Part 1 of Schedule 7;

“Post Completion Revenue Statement” has the meaning given to that term in Part 1 of Schedule 7;

“Pre-Completion Restructure” means the reorganisation of the Seller’s Group to occur prior to Completion in accordance with step 4 of the Pre-Completion Restructure Paper pursuant to which, the Carved-Out US Entities will be transferred such that they comprise part of the Retained Group and the intercompany balances as between the Target Group and the Retained Group will be settled, in each case prior to Completion;

“Pre-Completion Restructure Paper” means the steps paper in the agreed form prepared by EY and setting out the steps to be taken to implement the Pre-Completion Restructure;

“Pre-Completion Revenue Statement” has the meaning given to that term in Part 1 of Schedule 6;

“Previously-owned Land and Buildings” has the meaning given in paragraph 26.1 of Part 1 of Schedule 4;

“Properties” has the meaning given in paragraph 26.1 of Part 1 of Schedule 4;

“Purchase Price” means the aggregate consideration for the Services Division to be paid in accordance with and as adjusted by clause 4;

“Release Date” means the date falling 15 calendar months after the Completion Date;

“Relevant Claim” means a claim under this Agreement or a claim under the Tax Deed;

“Relevant Joint Contract” has the meaning given to that term in clause 11.4;

“Relief” has the meaning given in the Tax Deed;

“Resolution Period” has the meaning given to that term in Part 1 of Schedule 6;

“Retained Group” means, following Completion, the Seller and each member of the Seller’s Group, including the Dutch Seller and the Carved-Out US Entities;

“Revenue Growth Consideration” means the additional Purchase Price (if any) determined in accordance with clause 4 and Schedule 7;

“Review Period” has the meaning given to that term in Part 1 of Schedule 6;

“Sale Shares” means the 16,661,424 ordinary shares of £0.25 each in the Company, all of which have been issued and are fully paid, and which comprise the whole of the issued share capital of the Company;

“Sellers” means the Seller and the Dutch Seller collectively;

“Sellers’ Indemnities” means the indemnities in clauses 6.2, 6.3, 6.4, 6.7, 10.1, and clause 11.1;

“Sellers’ Indemnity Claim” means a claim brought by the Buyers for breach of any of the Sellers’ Indemnities by the Sellers;

“Sellers’ Solicitors” means VVGB Avocats, Versalius Building, Barricadenplein, 13 Place des Barricades, 1000 Brussels, Belgium;

“Sellers’ Warranties” means the warranties given pursuant to clause 7 (excluding clause 7.10) and set out in Schedule 4;

“Services Agreement” means the agreement, in the agreed form, between the Buyers and the Seller in relation to the purchase following Completion of certain services by members of the Retained Group from the Target Group and the Dutch Buyer;

“Services Division” means together the Target Group and the Dutch Business;

“Services Division Operating Companies” means BioFocus DPI Ltd and Argenta Discovery 2009 Ltd;

“Services Division Operating Companies’ Revenues” has the meaning given to that term in Part 1 of Schedule 6;

“Subsidiaries” means the companies, details of which are set out in Part 2 of Schedule 1, each a Subsidiary;

“subsidiary” has the meaning given in clause 1.11;

“subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006;

“Substantiated Claim” means a Relevant Claim that has been:

(a)	agreed in writing by the parties to the Relevant Claim, both as to liability and quantum; or

(b)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal;

“Supplementary Disclosure Letter” means the letter (including the annexes thereto) to be delivered on the Completion Date from the Sellers to the Buyers and countersigned by the Buyers, that is described as the Supplementary Disclosure Letter and which shall disclose only matters which have occurred in the period between the date of this Agreement and Completion;

“Target Group” means the Company and each of the Subsidiaries;

“Target Group Company” means a member of the Target Group;

“Target Net Cash/Debt” has the meaning given to that term in Part 1 of Schedule 6;

“Target Post-Completion Revenues” has the meaning given to that term in Part 1 of Schedule 7;

“Target Working Capital” has the meaning given to that term in Part 1 of Schedule 6;

“Tax or Taxation” has the meaning given in the Tax Deed;

“Tax Deed” means the tax deed between the UK Buyer and the Seller in the agreed form;

“Tax Warranties” means the warranties set out in Part 2 of Schedule 4;

“Taxation Authority” has the meaning given in the Tax Deed;

“Title Warranties” means the warranties set out in paragraphs 1.1 - 1.3 (inclusive), 2.1 - 2.7 and paragraph 32 of Part 1 of Schedule 4;

“TNO Agreement” means the study agreement dated 12 August 2010 between the Dutch Seller and Nederlandse Organisatie voor Toegepast-Natuurwetenschappelijk Onderzoek TNO, as amended and/or supplemented by an annexure dated on or about 30 May 2013;

“Transaction” as used in the Tax Warranties has the meaning given in the Tax Deed, and as used elsewhere in this Agreement means the transaction contemplated by this Agreement or any part of that transaction;

“Transferred Know-How” means, (a) the Licensed Know-How as defined in the licence agreement referred to in paragraph 4 of Schedule 2 and (b) the Crucell Know How as defined in the Crucell Licence;

“TSA” means the transitional services agreement in the agreed form between the Sellers and the Buyers relating to the mutual provision and receipt of certain services specified therein, including without limitation, the sharing of certain facilities and equipment during the term of the TSA;

“UK GAAP” means generally accepted accounting principles applied in the UK (incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council;

“UK Pension Scheme” means the group personal pension scheme with Scottish Widows and which is registered under Chapter 2 of Part 4 of the Finance Act 2004;

“US Employees” means Julie Frearson, Melody McDonough and Kazuo Takeuchi;

“US Employment Costs” means:

(a)	the amounts payable or paid to or in respect of the employment of the relevant employee (including but not limited to salary, wages, US Tax and social security contributions, employer’s pension, retirement, or deferred compensation contributions, insurance premiums payments and allowances or any other consideration for employment); and

(b)	the costs of providing any non-cash benefits, which the employer is required to provide, by law or contract or customarily provides in connection with such employment (including other employee benefit provisions and free time);

“US Employment Liabilities” means any and all costs and losses directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship with an employee (including all costs and losses in connection with any claim, demand, complaint, award, judgment, or damages or compensation for unfair or wrongful dismissal, breach of contract, unpaid wages, discrimination, or any legal liability arising from federal, state, or local law;

“US Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act 1977 (as amended);

“US GAAP” means generally accepted accounting standards in the United States as promulgated by the Financial Accounting Standards Board;

“VAT” means value added tax charged under the Value Added Tax Act 1994 and any equivalent or similar tax in any jurisdiction other than the United Kingdom, including (without limitation) any turnover, sales, use, distribution or corresponding Tax;

“VDR Bundle” has the meaning given to that term in the Disclosure Letter;

“Virtual Data Room” means the virtual data room hosted by the Sellers and made available to the Buyers in relation to their pre-contractual due diligence on the Services Division prior to 8.00 pm (GMT) on 5 March 2014;

“Warranties” means the warranties under clause 7 and Schedule 4; and

“Working Capital Statement” has the meaning given to that term in Part 1 of Schedule 6;

1.2.	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3.	References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4.	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5.	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6.	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s successors and permitted assigns.

1.9.	A reference to a party shall include that party’s successors and permitted assigns.

1.10.	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11.	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

1.11.1.	another person (or its nominee), by way of security or in connection with the taking of security; or

1.11.2.	its nominee.

1.12.	A reference to “writing” or “written” includes fax but not e-mail (unless otherwise expressly provided in this Agreement).

1.13.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14.	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.15.	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification. A list of agreed form documents is contained at Schedule 14.

1.16.	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or reenactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.17.	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.18.	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.19.	Any reference to time in this Agreement shall be construed as references to the relevant time in London on the relevant date.

1.20.	Unless specified otherwise or where the context otherwise requires a reference in the Sellers’ Warranties to the “Company” shall be deemed to include a reference to each Subsidiary so that the Sellers’ Warranties shall be given in respect of each member of the Target Group.

2.	CONDITIONS

2.1.	Completion of this Agreement is subject to and conditional upon the Conditions being satisfied (or waived in accordance with clause 2.6) on or before the Longstop Date.

2.2.	If any of the Conditions are not satisfied in accordance with clause 2.1, then unless each unfulfilled Condition is waived pursuant to clause 2.6, this Agreement shall terminate and cease to have effect on the Longstop Date except for:

2.2.1.	the provisions referred to in clause 2.3; and

2.2.2.	any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

2.3.	On termination of this Agreement in accordance with clause 2.2 or the rescission of this Agreement pursuant to clause 5.6.3, the following clauses shall continue in force:

2.3.1.	clause 1;

2.3.2.	clause 2.2 and this clause 2.3;

2.3.3.	clause 12;

2.3.4.	clause 15;

2.3.5.	clause 16;

2.3.6.	clause 17;

2.3.7.	clause 18; and

2.3.8.	clause 27.

2.4.	The Sellers shall use their reasonable endeavours to procure (so far as it lies within their powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date.

2.5.	The Buyers and the Sellers shall co-operate in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing that is required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.6.	The UK Buyer may, to such extent as it thinks fit (in its absolute discretion) and is legally entitled to do so, waive any of the Conditions by notice in writing to the Seller.

2.7.	The Sellers undertake to the Buyers that from the date of this Agreement until the earlier of Completion or the Longstop Date neither they nor any member of the Seller’s Group (as such group is constituted as at the date of this Agreement) will, directly or indirectly, through any shareholder, officer, director, employee, agent, representative, advisor, relative or otherwise, take any action to solicit, initiate, seek, encourage, continue or support any discussion, inquiry, proposal or offer from, or furnish any information to, or participate in any negotiations with, any person, corporation or other entity or group (other than Buyers and their affiliates) regarding the acquisition of the Seller, the Dutch Seller, any member of the Target Group or any other member of the Seller’s Group, any merger or consolidation with or involving the Seller, the Dutch Seller, any member of the Target Group or any other member of the Seller’s Group, or any acquisition of any material portion of the assets or any securities of the Seller, the Dutch Seller or any member of the Target Group or any other member of the Seller’s Group, provided that, in respect of an unsolicited approach regarding an acquisition of the Seller, nothing in this clause 2.7 shall prevent the prevent the Seller from complying with any legal or regulatory requirements applicable to it.

2.8.	The Buyers shall co-operate fully with the Sellers and use their best endeavours to procure that the permits, licences and consents referred to in paragraphs 8 and 9 of Part 1 of Schedule 2 are obtained as soon as practicable following the date of this Agreement.

3.	SALE AND PURCHASE

3.1.	On the terms of this Agreement and subject to the Conditions, the Seller shall sell and the UK Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.2.	On the terms of this Agreement and subject to the Conditions, the Dutch Seller shall sell and the Dutch Buyer shall buy with effect from Completion, the Dutch Assets and the Dutch Records free from all Encumbrances. The Dutch Seller shall transfer the present and future rights and benefits of the Sellers under the Dutch Contracts to the Dutch Buyer, and the Dutch Buyer shall accept the same from the Dutch Seller, by completing the actions referred to in clause 5 on the Completion Date.

3.3.	The parties are not obliged to complete the sale and purchase of the Sale Shares or the Dutch Business unless the sale and purchase of the Sale Shares and the Dutch Business is completed simultaneously.

4.	PURCHASE PRICE

Components of Purchase Price

4.1.	The Purchase Price is the sum of:

(a)	the Initial Consideration (being the Headline Initial Consideration as adjusted pursuant to the terms of the Estimated Initial Consideration Statement), as adjusted in accordance with this clause 4 and Schedule 6;

(b)	the Revenue Growth Consideration (if any) payable in accordance with this clause 4 and Schedule 7.

Calculation of Initial Consideration

4.2.	No less than 5 Business Days prior to the Completion Date the Seller shall deliver to the Buyers the draft Estimated Initial Consideration Statement which shall be prepared in good faith and which shall set out the Estimated Completion Working Capital and the Estimated Completion Net Cash/Debt. Once agreed with the Buyers, the Estimated Initial Consideration Statement shall set out the following adjustments to the Headline Initial Consideration required to calculate the Initial Consideration:

4.2.1.	if the Estimated Completion Working Capital is greater than the Target Working Capital, there shall be added the amount by which the Estimated Completion Working Capital is greater than the Target Working Capital;

4.2.2.	if the Estimated Completion Working Capital is less than the Target Working Capital, there shall be deducted the amount by which the Estimated Completion Working Capital is less than the Target Working Capital;

4.2.3.	if the Estimated Completion Net Cash/Debt is greater than the Target Net Cash/Debt, there shall be added the amount by which the Estimated Completion Net Cash/Debt is greater than the Target Net Cash/Debt;

4.2.4.	if the Estimated Completion Net Cash/Debt is less than the Target Net Cash/Debt, there shall be deducted the amount by which the Estimated Completion Net Cash/Debt is less than the Target Net Cash/Debt.

Payment of Initial Consideration

4.3.	The Initial Consideration is payable in cash at Completion by the Buyers and shall be paid as follows:

4.3.1.	95% of the Initial Consideration, less the Euro equivalent (such amount to be calculated by applying the mid market sterling to euro exchange rate stated by the Financial Times as at close of business on the second last Business Day prior to the Completion Date) of £440,000 (being the maximum possible amount of the Cangenix Deferred Consideration Amount), to the Sellers’ Solicitors; and

4.3.2.	5% of the Initial Consideration, plus the Euro equivalent (such amount to be calculated by applying the mid market sterling to euro exchange rate stated by the Financial Times as at close of business on the second last Business Day prior to the Completion Date) of £440,000 (being the maximum possible amount of the Cangenix Deferred Consideration Amount) into the Escrow Account, which shall be maintained and operated in accordance with the provisions of Schedule 10.

Adjustment of Initial Consideration

4.4.	The Initial Consideration shall be adjusted in accordance with clause 4.5, clause 4.6 and Schedule 6.

4.5.	Within fifteen days of the agreement or determination of the Working Capital Statement in accordance with the provisions of Schedule 6:

4.5.1.	if the Completion Working Capital (as agreed or determined) is greater than the Estimated Completion Working Capital, the Buyers shall pay to the Sellers’ Solicitors the amount by which the Completion Working Capital (as agreed or determined) is greater than the Estimated Completion Working Capital; and

4.5.2.	if the Completion Working Capital (as agreed or determined) is less than the Estimated Completion Working Capital, the Seller and/or the Dutch Seller shall pay to the Buyers’ Solicitors the amount by which Completion Working Capital (as agreed or determined) is less than the Estimated Completion Working Capital.

4.6.	Within fifteen days of the agreement or determination of the Net Cash/Debt Statement in accordance with the provisions of Schedule 6:

4.6.1.	if the Completion Net Cash/Debt (as agreed or determined) is greater than the Estimated Completion Net Cash/Debt, the Buyers shall pay to the Sellers’ Solicitors the amount by which the Completion Net Cash/Debt (as agreed or determined) is greater than the Estimated Completion Net Cash/Debt; and

4.6.2.	if the Completion Net Cash/Debt (as agreed or determined) is less than the Estimated Completion Net Cash/Debt, the Sellers shall pay to the Buyers the amount by which Completion Net Cash/Debt (as agreed or determined) is less than the Estimated Completion Net Cash/Debt.

Calculation and Payment of Revenue Growth Consideration

4.7.	The Revenue Growth Consideration shall be calculated and, if applicable, paid as provided in Schedule 7.

Other Purchase Price Provisions

4.8.	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyers for each and any Relevant Claim.

4.9.	All payments to be made to the Sellers under this Agreement shall be made save where expressly provided otherwise, in euros by electronic transfer of immediately available funds to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers to receive the same). Payment to the Sellers’ Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyers to pay the sum in question to the Sellers, and the Buyers shall not be concerned to see the application of the monies so paid.

4.10.	All payments to be made to the Buyers under this Agreement shall be made in euros by electronic transfer of immediately available funds to the Buyers’ Solicitors (who are irrevocably authorised by the Buyers to receive the same). Payment to the Buyers’ Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Sellers to pay the sum in question to the Buyers, and the Sellers shall not be concerned to see the application of the monies so paid.

4.11.	The Purchase Price shall initially be allocated between the Sale Shares and the Dutch Business as set out in Exhibit A provided that the Sellers and the Buyers shall, in good faith, work together during the period of 120 calendar days following Completion with a view to agreeing any adjustments required to the allocation set out in Exhibit A to reflect the actual position as at Completion.

4.12.	The Buyers shall be jointly and severally liable to make any payments due to the Sellers under this Agreement.

4.13.	The Sellers shall be jointly and severally liable to make any payments due to the Buyers under this Agreement.

5.	COMPLETION

5.1.	Completion shall take place at 12.01am on the Completion Date at the London offices of the Buyers’ Solicitors (or at any other place as may be agreed in writing by the parties).

5.2.	In this Agreement, “Completion Date” means 1 April 2014, unless:

5.2.1.	the Conditions have not been satisfied (or waived in accordance with clause 2.6) on or before that date, in which event the Completion Date shall be:

(a)	the second Business Day after all the Conditions have been satisfied or waived; or

(b)	any other date agreed in writing by the Seller and the UK Buyer; or

5.2.2.	Completion is deferred in accordance with clause 5.6.2, in which event the Completion Date shall be the date to which Completion is so deferred.

5.3.	The Sellers shall, at all times during the Interim Period, comply with their undertakings and obligations set out in Part 1 of Schedule 3.

5.4.	At Completion:

5.4.1.	the Seller or the Dutch Seller (as appropriate) shall:

(a)	deliver or cause to be delivered to the Buyers the documents and evidence set out in paragraph 1 of Part 2 of Schedule 3;

(b)	procure that a board meeting of each member of the Target Group is held at which the matters set out in Part 3 of Schedule 3 are carried out;

(c)	transfer possession (bezitsverschaffing) of the Dutch Assets other than the Dutch IPR and the Dutch Records to the Dutch Buyer in accordance with sections 3:112 through 3:115 DCC (as applicable); and

(d)	assign the Dutch IPR to the Dutch Buyer, and the Dutch Buyer shall accept and assume the Dutch IPR pursuant to the Dutch Deed of Transfer;

(e)	transfer the present and future rights and benefits of the Dutch Seller under the Dutch Lease and the Dutch Contracts to the Dutch Buyer, and the Dutch Buyer shall accept and assume the corresponding present and future obligations in respect of the Dutch Lease and the Dutch Contracts, pursuant to the Dutch Deed of Transfer; and

5.4.2.	the Buyers shall:

(a)	deliver or cause to be delivered to the Sellers the documents and evidence set out in paragraph 2 of Part 2 of Schedule 3;

(b)	pay the Initial Consideration in accordance with clause 4;

(c)	deliver to the Seller a certified copy of the resolutions adopted by the boards of directors of the Buyers approving the Transaction, the entry by the Buyers into this Agreement and the execution and delivery of any documents to be delivered by the Buyer at Completion.

5.5.	Any Dutch Assets in respect of which a specific deed, instrument, assignment or other document is required, shall be transferred by execution of all such deeds, instruments, assignments or documents as may reasonably be required, to effect the transfer and delivery of such Dutch Assets.

5.6.	If a party does not comply with its obligations in clause 5.4 in any material respect, the other party may (without prejudice to any other rights or remedies it has):

5.6.1.	proceed to Completion; or

5.6.2.	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

5.6.3.	rescind this Agreement by notice in writing to the party that is not in compliance.

5.7.	This clause 5 applies to a Completion so deferred as it applies to a Completion that has not been deferred.

5.8.	Promptly, and no later than one Business Date following Completion, the Seller shall make payments in respect of deferred bonuses to the Employees or US Employees entitled to receive the same.

5.9.	As soon as reasonably practicable after Completion the Seller and the Dutch Seller shall send to the Buyers (at the address specified in clause 18 or as otherwise directed by the Buyers) all records, correspondence, documents, files, memoranda and other papers directly relating to the Services Division not required to be delivered at Completion and which are not kept at any of the Properties (for the avoidance of doubt, excluding the Dutch Seller’s accounting, corporate and other records which do not relate directly to the Dutch Business).

6.	DUTCH EMPLOYEES AND US EMPLOYEES

Dutch Employees

6.1.	The Sellers and the Buyers acknowledge and agree that, pursuant to sections 7:662 et seq. DCC, the rights and obligations under the employment agreements of the Dutch Employees as provided in Schedule 12 will transfer to the Dutch Buyer on the Completion Date by operation of law together and simultaneous with the transfer of the Dutch Business unless a Dutch Employee objects in writing before the transfer of the Dutch Business to this transfer and refuses to being employed by the Dutch Buyer after the transfer of the Dutch Business, in which event the employment agreement of such Dutch Employee shall end by operation of law.

6.2.	The Dutch Buyer assumes responsibility as the employer of the Dutch Employees for its own account as from and including the Completion Date and the Dutch Buyer shall fully indemnify and hold the Sellers harmless (vrijwaren) from and against any and all Dutch Employment Costs and Dutch Employment Liabilities arising in respect of any of the Dutch Employees as from and including the Completion Date to the extent such costs and liabilities relate to events and/or the period as from and including the Completion Date. The Sellers shall retain responsibility for all Dutch Employment Costs and Dutch Employment Liabilities with respect to the Dutch Employees to the extent such costs and liabilities relate to events and/or the period up to the Completion Date and the Sellers shall fully indemnify and hold the Buyers harmless (vrijwaren) from and against any costs incurred by the Buyers in relation to such Dutch Employment Costs and Dutch Employment Liabilities save to the extent that such pre-Completion Dutch Employment Costs and Dutch Employment Liabilities are included as a liability in the Working Capital Statement.

6.3.	The Sellers shall retain 50% responsibility in respect of all Dutch Employees being ill on the Completion Date for any and all Dutch Employment Costs and Dutch Employment Liabilities in relation to the fact that the Dutch Seller is a so-called own risk bearer (eigenrisicodrager) for the purposes of the WIA/WGA, and the remaining 50% shall (subject to Completion) be borne by the Buyers. Accordingly, the Sellers shall indemnify and hold harmless (vrijwaren) the Buyers from and against 50% of any such costs incurred by the Buyers.

6.4.	Notwithstanding and without prejudice to the generality of the Sellers’ Warranties, the Sellers shall fully indemnify and hold the Buyers harmless (vrijwaren) from and against all actions, liabilities, losses, proceedings, costs, damages, claims, expenses and demands brought or made against or incurred by the Buyers in relation to:

6.4.1.	any Dutch Employment Liabilities and Dutch Employment Costs arising in the period prior to or following Completion in respect of any person (not being a Dutch Employee) who claims employment with any member of Buyers’ Group in connection with the transfer of the Dutch Business as contemplated by this Agreement provided that such person is given notice of dismissal by the relevant member of the Buyers’ Group within 30 days of such person successfully claiming employment with any member of the Buyers’ Group; and

6.4.2.	claims of Dutch Employees in connection with Employee Benefit Plans in respect of entitlements thereunder to the extent accrued in the period up to the Completion Date.

6.5.	The Sellers shall not following Completion seek to recover any Dutch Tax from any Dutch Employee in respect of Dutch Employment Costs or Dutch Employment Liabilities in relation to periods prior to Completion. For the avoidance of doubt, the Sellers may recover from the relevant tax authority any Dutch Tax paid in respect of Dutch Employment Costs or Dutch Employment Liabilities in relation to periods up to and including Completion which they are entitled to recover from the relevant tax authority.

US Employees

6.6.	The Buyer shall fully indemnify and hold the Sellers harmless from and against any and all U.S. Employment Costs and U.S. Employment Liabilities arising in respect of any of the U.S. Employees: (i) from and including the Completion Date to the extent such costs and liabilities relate to events and/or the period from and including the Completion Date; and (ii) prior to the Completion Date to the extent such costs and liabilities would not be payable but for the termination of any U.S. Employee by the relevant Carved-Out U.S. Entity save in respect of deferred bonus entitlements of any such US Employees which shall remain the responsibility of the Sellers.

6.7.	The Sellers shall fully indemnify and hold the Buyer harmless from and against any and all U.S. Employment Costs and U.S. Employment Liabilities arising in respect of any of the U.S. Employees in the period to the Completion Date to the extent such costs and liabilities relate to events and/or the period up to the Completion Date save to the extent that such pre-Completion U.S. Employment Costs and U.S. Employment Liabilities: (i) would not have arisen but for the termination of any U.S. Employee by the relevant Carved-Out U.S. Entity, save in respect of deferred bonus entitlements of any such US Employees which shall remain the responsibility of the Sellers; or (ii) are included as a liability in the Working Capital Statement.

7.	WARRANTIES

7.1.	The Sellers acknowledge that the Buyers are entering into this Agreement on the basis of the Sellers’ Warranties. The Sellers’ Warranties are given in respect of the Target Group and, where applicable, in respect of the Dutch Business.

7.2.	The Sellers warrant to the Buyers that, except as Disclosed in the Disclosure Letter (in respect of the Sellers’ Warranties given on the date of this Agreement) and/or the Supplementary Disclosure Letter (in respect of the Sellers’ Warranties given on the Completion Date), each Sellers’ Warranty is true, accurate and not misleading on the date of this Agreement and on the Completion Date, in each case by reference to the facts then existing.

7.3.

7.3.1.	The Warranties are deemed to be repeated on the Completion Date, by reference to the facts then existing. Any reference made to “the date of this Agreement” or “the date hereof” (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the Completion Date;

7.3.2.	In the Warranties given on the date of this Agreement references to the “Accounts” shall be deemed to be references to the 2012 Accounts and the 2012 Cangenix Accounts and in the Warranties given on the Completion Date references to the “Accounts” shall be deemed to be references to the 2013 Accounts and the 2012 Cangenix Accounts.

7.4.	If at any time during the Interim Period the Sellers become aware that a Sellers’ Warranty has been breached, is untrue or is misleading, or have a reasonable expectation that any of those things might occur, it shall promptly:

7.4.1.	notify the Buyers of the relevant occurrence in sufficient detail to enable the Buyers to make an accurate assessment of the situation; and

7.4.2.	if requested by the Buyers, use its reasonable endeavours to prevent or remedy the notified occurrence.

7.5.	If a Sellers’ Warranty is qualified by the expression so far as the Seller is aware or to the best of the knowledge, information and belief of the Sellers or any similar expression, such awareness or knowledge, information or belief shall be deemed to be given by the Sellers after they have made reasonable enquiries of Onno van de Stolpe, Guillaume Jetten, David Smith, John Montana, Julie Frearson, Andre Hoekema, Peter England, Ian Richards and David Fischer.

7.6.	Each of the Sellers’ Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Sellers’ Warranty or any other provision in this Agreement.

7.7.	Except for the matters specifically disclosed, no information of which the Buyers, their agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyers or on their behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

7.8.	The Buyers hereby acknowledge that they have no actual knowledge nor awareness of there being any breach of any of the Sellers’ Warranties by the Sellers as at the date of this Agreement.

7.9.	The Sellers agree that the supply of any information by or on behalf of any member of the Target Group or the Dutch Seller or any of their respective employees, directors, agents or officers (“Officers”) to the Sellers or their advisers in connection with the Sellers’ Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers. Save in the case of fraud, the Sellers unconditionally and irrevocably waives all and any rights and claims that they may have against any member of the Target Group or any Officer or Employee in respect of or relating to the preparation of the Disclosure Letter, or agreeing the terms of this Agreement or otherwise (including, without limitation, in connection with matters contemplated herein and, in respect of any Officer or Employee, in connection with his/her employment or engagement in the period up to the date hereof), and further undertake to the Buyers not to make any such claims.

7.10.	The Buyers warrant to the Sellers that, relying upon the accuracy of the turnover information relating to the Services Division which was posted by the Sellers in the data room section 18 under the name “Revenue (2012) split by country.xlsx”, they have obtained all mandatory approvals and consents and made all mandatory filings and notifications required in connection with the Transaction in accordance with applicable competition law and regulations.

7.11.	The rights and remedies of the parties in respect of any claim under this Agreement or claim under the Tax Deed shall not be affected by Completion or failure by the other parties to rescind this Agreement.

7.12.	Save to the extent expressly provided otherwise in this Agreement all warranties, indemnities, undertakings, agreements, covenants and obligations of (a) the Sellers under this Agreement are joint and several and the Sellers shall be jointly and severally liable in respect of any Relevant Claim brought against either one of the Sellers; and (b) the Buyers under this Agreement are joint and several and the Buyers shall be jointly and severally liable in respect of any claim brought against either one of the Buyers.

8.	LIMITATIONS ON CLAIMS

The liability of the Sellers in respect of any Claim (with the exception of a claim under the Title Warranties) and, where expressly provided, any Sellers’ Indemnity Claim and/or claim under the Title Warranties and the Tax Deed, shall be limited as set out in Schedule 5.

9.	CONFIRMATION OF NO INDEBTEDNESS BY RETAINED GROUP

9.1.	The Sellers for themselves and on behalf of each member of the Retained Group acknowledge and confirm that no agreement or arrangement or other circumstance (excluding in respect of any current receivables and related payables arising in connection with services performed by the Target Group in the ordinary course of business) will exist as at the Completion Date under which any member of the Retained Group will have any claim, liability or demand against any member of the Target Group nor will any such claim, liability or demand be transferred to the Dutch Buyer in connection with the acquisition of the Dutch Business (an “Intercompany Liability”).

9.2.	The Sellers for themselves and on behalf of each member of the Retained Group irrevocably and with effect from immediately prior to Completion waive any claims, liabilities or demands whatsoever existing or which may exist at Completion which any member of the Retained Group has against or in relation to any member of the Target Group, other than those created under or which may arise under this Agreement or any matter contemplated thereunder or which relate to ordinary course business between members of the Retained Group and members of the Target Group.

10.	INDEMNITIES

10.1.	The Sellers shall indemnify the Buyers for themselves and as trustee on behalf of each member of the Target Group against all liabilities, reasonably and properly incurred costs and expenses, damages and losses (including all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Buyers or any member of the Target Group arising out of or in connection with any of the following matters:

10.1.1.	the existence of any Intercompany Liability;

10.1.2.	the deferred consideration payable under the Cangenix SPA (being the Cangenix Deferred Consideration Amount);

10.1.3.	the Compound Focus SPA including, without limitation, any amount payable under the guarantee by the Company of BioFocus, Inc.‘s obligations under the Compound Focus SPA;

10.1.4.	any and all obligations and liabilities of the Dutch Seller, whether or not in respect of the Dutch Business, except for the Dutch Seller’s obligations and liabilities in connection with the Dutch Assets, Dutch Contracts, Dutch Employees (save to the extent otherwise provided for in this Agreement) and the Dutch Lease insofar as such obligations and liabilities relate to acts or omissions following Completion or the period following Completion;

10.1.5.	the Dutch Seller having allowed Dutch Employees to renounce their pension entitlements;

10.1.6.	the existence of any liability to make payments of deferred bonuses to any Employee or US Employee; and

10.1.7.	any breach by the Seller of the Biogen Collaboration Agreement .

10.2.	Any payment made by the Sellers in respect of a Sellers’ Indemnity Claim shall include an amount in respect of all costs and expenses reasonably and properly incurred by the Buyers or any member of the Target Group in bringing the relevant Sellers’ Indemnity Claim.

10.3.	Any payment made by the Buyers in respect of a Buyers’ Indemnity Claim shall include an amount in respect of all costs and expenses reasonably and properly incurred by the Sellers or any member of the Retained Group in bringing the relevant Buyers’ Indemnity Claim.

10.4.	Following Completion, the Seller shall notify the Buyers of the amount of (i) third party professional advisory fees and expenses including VAT (if applicable) reasonably and properly incurred by it directly in connection with the Pre-Completion Restructure and/or the Post Completion Restructure and evidenced in writing giving reasonable details of the services provided (together, the “Restructure Fees”); (ii) the additional (and properly supported) employee overtime costs incurred by the Sellers in order to facilitate the preparation of the 2013 Accounts in time for Completion (the “UK GAAP Costs”), estimated to be approximately £40,000 and the Buyers shall pay the Seller, or any one or more members of the Retained Group as the Seller shall so specify, each amount of the Restructure Fees and/or UK GAAP Costs within 30 days of receipt of such notification to such bank account(s) and in such currency as the Seller shall direct.

10.5.	In the event that a claim can be brought by a party to this Agreement in respect of any indemnity provided under this Agreement (the “Indemnity Claiming Party”) such Indemnity Claiming Party shall notify any party against whom the indemnity claim is being brought (each an “Indemnifying Party”) in writing summarising the nature of the claim in reasonable detail and stating the amount claimed. The Indemnifying Party shall reimburse the Indemnity Claiming Party in respect of the amount claimed within 20 Business Days following receipt of the notification.

11.	UNDERTAKINGS, POST-COMPLETION OBLIGATIONS AND RESTRICTIONS ON BUYERS AND SELLERS

11.1.

11.1.1.	Following Completion, the Seller will continue to pursue the opposition proceedings (including any appeal of an initial adverse decision of such opposition proceedings) filed by Seller with the European Patent Office relating to:

(a)	the patents granted to the Commonwealth Scientific and Industrial Research Organisation (“CSIRO”) in Europe (collectively, the “CSIRO Patents”); and

(b)	the patent that is granted to Cold Spring Harbor Laboratory (“CSH”) in Europe (the “CSH Patent”),

in each case, at Seller’s sole expense. The Seller confirms that it will not give up any right to appeal any adverse decision without first consulting with the Buyers in relation to such matter and, where possible, offering the Buyer the opportunity to join the proceedings.

11.1.2.	The Seller and the Buyers will, in good faith, consider any settlement opportunities relating to the proceedings and, if the Seller and the Buyers agree, may settle the proceedings on the understanding that such settlement should, taking into account the costs of settlement and the benefits to be received from the settlement, be in the interests of both the Seller and the Buyers.

11.1.3.	In connection with Seller’s activities to oppose such CSIRO Patents and CSH Patent, Seller shall keep the Buyers reasonably informed of the status of such opposition proceedings. The Seller shall indemnify and hold harmless Buyers and each member of its Group(collectively, “Buyer Indemnified Parties”), from and against, any and all costs, expenses, liabilities, damages, losses and harm (including reasonable professional costs and expenses) incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of the infringement or misappropriation of such CSIRO Patents by the Sellers or any member of the Target Group in the conduct of the Business prior to the Completion Date including any adverse decision of such opposition proceedings relating to the period prior to Completion.

11.2.	In the event that it is discovered after Completion that (i) the Dutch Assets transferred in accordance with the Dutch Deed of Transfer or this Agreement, the Dutch Contracts or Dutch Records do not provide the Dutch Buyer with the benefit or use of or access to any assets or records directly relating to the Dutch Business and necessary to enable the Dutch Buyer to conduct the Dutch Business other than assets or records which are allocated into the R&D business owned and jointly utilised category referred to in clause 11.22(d); or (ii) the Target Group does not have the use of or access to all of the assets directly relating to and reasonably necessary to enable the Target Group to conduct the Business carried on by them other than assets or records which are allocated into the R&D business owned and jointly utilised category referred to in clause 11.22(d), then the Sellers shall use all reasonable endeavours to ensure that these assets and records are transferred to the Dutch Buyer or the UK Buyer as appropriate as soon as reasonably practicable and free of charge.

11.3.	The Seller shall procure that following Completion the Buyers, at their own expense, are provided with such access and assistance as they reasonably require to the accounting records of the Services Division which have, prior to Completion, been maintained on the IT systems of the Retained Group and the Seller undertakes to procure that such records are either maintained in reasonably accessible form for no less than 7 years following Completion or that the Buyers are provided with a hard copy of all such records.

11.4.	Conditional upon and with effect from Completion, the Sellers hereby on their own behalf and on behalf of each other member of the Retained Group irrevocably and unconditionally release each member of the Target Group from all agreements and arrangements which are exclusively between member(s) of the Target Group and member(s) of the Retained Group (and not for the avoidance of doubt any third parties) except to the extent such agreements or arrangements relate to the operation of the Services Division in the ordinary course or have been or are to be entered into pursuant to the terms of this Agreement.

11.5.	Insofar as either of the Sellers, or any other member of the Retained Group, remains a party to any contract or agreement to which a member of the Target Group and any third party are also a party (a “Relevant Joint Contract”) the parties shall work together in the period between the date of this Agreement and Completion to identify the Relevant Joint Contracts and, acting in good faith, to agree whether any steps need to be taken in relation to such contracts and, if so, which member(s) of the Target Group and/or member(s) of the Retained Group, as the case may be, should assume and/or retain the rights and obligations under such Relevant Joint Contract. The Buyers and the Sellers confirm their understanding that any such allocation should in principle be determined on the basis that any Relevant Joint Contract which principally relates to the operations of the Services Division should be allocated to a member of the Target Group (a “Target Group Relevant Joint Contract”) and that any Relevant Joint Contract which principally relates to the operations of the Retained Group should be allocated to the relevant member of the Retained Group (a “Retained Group Relevant Joint Contract”). It is further acknowledged that certain Relevant Joint Contracts may not require allocation or change or may require to be split into separate contracts or otherwise modified to give similar effect.

11.6.	Following Completion,

11.6.1.	each of the Sellers shall and shall procure that each relevant member of the Retained Group will:

(a)	not act, or refrain from acting, in material breach of the terms of any Target Group Relevant Joint Contract;

(b)	at the Buyers’ request, use all reasonable endeavours (with the co-operation of the Buyers) to procure that any Target Group

Relevant Joint Contract, or portions thereof, is assigned or novated to a member of the Buyers’ Group or amended to remove the Seller, Dutch Seller or relevant member of the Retained Group (as appropriate) as a party to such Target Group Relevant Joint Contract;

(c)	hold any Target Group Relevant Joint Contract and any monies, goods or other benefits received thereunder as trustee for the Buyers and the Target Group; and

(d)	(so far as it lawfully may) give all such assistance as the Buyers may reasonably require to enable the Buyers to enforce their rights and/or perform services under each Target Group Relevant Joint Contract and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Target Group Relevant Joint Contract as the Buyers may reasonably request in writing from time to time.

11.7.	Following Completion,

11.7.1.	each of the Buyers shall and shall procure that each relevant member of the Target Group will:

(a)	not act, or refrain from acting, in material breach of the terms of any Retained Group Relevant Joint Contract;

(b)	at the Sellers’ request, use all reasonable endeavours (with the co-operation of the Sellers) to procure that any Retained Group Relevant Joint Contract, or portions thereof, is assigned or novated to a member of the Sellers’ Group or amended to remove the UK Buyer, Dutch Buyer or relevant member of the Target Group (as appropriate) as a party to such Retained Group Relevant Joint Contract;

(c)	hold any Retained Group Relevant Joint Contract and any monies, goods or other benefits received thereunder as trustee for the Sellers and the Retained Group; and

(d)	(so far as it lawfully may) give all such assistance as the Sellers may reasonably require to enable the Sellers to enforce their rights and/or perform services under each Retained Group Relevant Joint Contract and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Retained Group Relevant Joint Contract as the Sellers may reasonably request in writing from time to time.

11.8.	In clauses 11.9 to 11.13, the following words and expressions shall have the following meanings:

“Fidelta Business” means the business of fee for service outsourced drug discovery and development services carried on by Fidelta as at the date of this Agreement;

“Prospective Customer” means a person who is at Completion, or has been at any time during the period of 9 months immediately preceding the Completion Date, in discussions with any member of the Target Group or the Dutch Seller with a view to becoming a client or customer of any member of the Target Group or the Dutch Seller in relation to the Dutch Business;

“Restricted Business” means any business which is or would be in competition with any part of the Business, as the Business was carried on at the Completion Date;

“Restricted Customer” means any person who is at Completion, or who has been at any time during the period of 18 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, any member of the Target Group or the Dutch Seller in relation to the Dutch Business;

“Restricted Person” means any person who is at Completion, a Dutch Employee or employed or directly or indirectly engaged by any member of the Target Group;

“Restricted Seller Person” means any person who is at the date of this Agreement, employed or directly or indirectly engaged by any member of the Sellers’ Group (excluding for these purposes the Target Group);

“Seller’s Business” means the business of internal drug development to create novel therapeutics carried on by the Seller as at the date of this Agreement, which, for the avoidance of doubt, shall exclude the Business.

11.9.	The Sellers covenant that they shall not (and shall procure that no member of the Seller’s Group shall):

11.9.1.	at any time during the period of one year commencing on the Completion Date, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business; or

11.9.2.	at any time during the period of one year commencing on the Completion Date:

(a)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(b)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with any member of the Target Group or the Dutch Buyer in relation to the Dutch Business, or do any other thing which is reasonably likely to have such an effect; or

(c)	have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

11.9.3.	at any time during the period of one year commencing on the Completion Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of twelve months immediately preceding the Completion Date, a supplier of goods or services to any member of the Target Group or the Dutch Seller in relation to the Dutch Business, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of goods or services to any member of the Target Group or the Dutch Buyer in relation to the Dutch Business, or to vary adversely the terms upon which it conducts business with any member of the Target Group or the Dutch Buyer in relation to the Dutch Business; or

11.9.4.	at any time during the period of one year commencing on the Completion Date:

(a)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from any member of the Target Group or the Dutch Buyer, any Restricted Person; or

(b)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person,

in either case, other than by means of an advertising campaign open to all comers and not specifically targeted at any Restricted Persons; or

11.9.5.	at any time after Completion and subject to clause 11.10, use in the course of trade:

(a)	the words “Argenta”, “BioFocus”, “Cangenix”, “SilenceSelect”; or

(b)	any trade or service mark, business or domain name, design or logo other than the word and logo of “Galapagos” which, at Completion, was or had been used by any member of the Target Group in connection with the Business or the Dutch Seller in connection with the Dutch Business; or

(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

11.9.6.	at any time after Completion and subject to clause 11.10, present itself or permit itself to be presented as connected in any capacity with any member of the Target Group or the Dutch Business.

11.10.	Nothing in clauses 11.9.5 and 11.9.6 shall operate so as to prevent or prohibit the Sellers from using such words, marks, names, designs or logos or from presenting itself or permitting itself to be presented as connected in any capacity with any member of the Target Group or the Dutch Business for the purposes of referring to the Sellers’ Group in relation to the period prior to Completion: (a) for the period during which the TSA is in effect; and (b) in investor relations presentations.

11.11.	The covenants in clause 11.9 are intended for the benefit of, and shall be enforceable by, each of the Buyers, each member of the Target Group and apply to actions carried out by the Sellers or any member of the Seller’s Group in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

11.12.	Nothing in clauses 11.9.1, 11.9.2 or 11.9.3 shall prevent the Seller (or any member of the Retained Group) from:

11.12.1.	notwithstanding the provisions of clause 11.12.3, carrying on the Fidelta Business, provided that the Fidelta Business will be carried on by Fidelta and will only be carried on in Croatia and will not expand into any business other than the Fidelta Business as conducted at the date of this Agreement. For the avoidance of doubt, the Seller (or any member of the Seller’s Group) may carry on the Fidelta Business (through Fidelta) with customers who are located outside of Croatia;

11.12.2.	carrying on the Seller’s Business; and

11.12.3.	carrying and/or entering into on risk-sharing collaborations and alliances with third parties, provided that such work, including, but not limited to, assay development and target discovery, does not solely comprise any fee for service activities (other than in accordance with clause 11.12.1).

11.13.	The Buyers covenant that they shall not (and shall procure that no member of the Buyers’ Group shall) at any time during the period of one year commencing on the date of this Agreement offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Sellers or any member of the Sellers’ Group, any Restricted Seller Person in either case, other than by means of an advertising campaign open to all comers and not specifically targeted at any Restricted Seller Persons.

11.14.	Each of the covenants in clause 11.9 is a separate undertaking by the Sellers and shall be enforceable by the Buyers and each member of the Target Group separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

11.15.	The parties acknowledge that the Sellers have confidential information relating to the Business and that the Buyers are entitled to protect the goodwill of the Business as a result of buying the Sale Shares and the Dutch Business. Accordingly, each of the covenants in clause 11.9 is considered fair and reasonable by the parties.

11.16.	The covenant in clause 11.13 is considered fair and reasonable by the parties.

11.17.	The consideration for the covenants contained in clause 11.9 is included in the Purchase Price and the consideration for the covenant contained in clause 11.13 is included in the purchase by the Buyers of the Services Division.

11.18.	The Buyers covenant that they will, and they will procure that each member of the Buyer’s Group will, at the Seller’s expense, cooperate with the Seller or any member of the Retained Group as the Seller shall reasonably require during the period from Completion until the date falling seven years after the Completion Date to the extent the Seller, or any member of the Retained Group, shall reasonably require information or records held by the Target Group for the purposes of its audit or to comply with any investigations by any applicable tax authorities or other governmental or regulatory authorities.

11.19.	Without prejudice to any other rights or remedies that the parties may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 11 or clause 11.20 by the other party. Accordingly, the parties shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 11 or clause 11.20 of this Agreement.

11.20.	The parties hereby undertake in the period between the date of this Agreement and Completion to work together and, acting in good faith, to seek to agree an arrangement in terms of which the Dutch Buyer will, following Completion, occupy part of the business accommodation at Darwinweg 24, Leiden, the Netherlands currently subleased by the Dutch Seller from Pharming Technologies B.V.

11.21.	In the event that the Seller or any member of the Retained Group proposes to sell any of the Shares in Fidelta or the whole or any substantial part of the Fidelta Business in the period of 12 months following Completion, the Seller shall firstly serve notice on the UK Buyer advising it of the proposed sale and providing it with a reasonable period of time not exceeding 60 days in which to evaluate Fidelta and/or the part of the Fidelta Business and to decide whether it wishes to make an offer for the relevant shares in Fidelta or the relevant part of the Fidelta Business (as applicable) (the “Right of First Refusal”). The Seller shall provide the Buyer with such information as it may reasonably request to make such evaluation and decide whether it wishes to exercise its Right of First Refusal.

11.22.	The Buyers and the Sellers shall work together in good faith in the period between the date of this Agreement and Completion to agree a schedule allocating the assets of the Dutch Seller into the following categories:

(a)	Services Business owned;

(b)	Services Business owned and jointly utilised;

(c)	R&D business owned; and

(d)	R&D business owned and jointly utilised,

with the intention that the assets which are allocated into categories (a) and (b) will, following Completion, be owned by the Dutch Buyer (and be deemed to be Dutch Assets) and the assets which are allocated into categories (c) and (d) will, following Completion, continue to be owned by the Dutch Seller. In the event that following such allocation there are assets allocated into categories (a) and (b) which are not listed in Schedule 11 to this Agreement the Buyers and the Sellers agree, prior to Completion, to amend Schedule 11 accordingly and to take such other steps as may be required to procure that the ownership of such assets is transferred to the Dutch Seller with effect from Completion.

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1.	The Sellers undertake to each of the Buyers and each member of the Target Group that they shall (and shall procure that the members of the Seller’s Group (as such Group is constituted immediately after Completion) shall):

12.1.1.	keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of each member of the Target Group or any member of the Buyer’s Group;

12.1.2.	not disclose any of the information referred in clause 12.1.1 in whole or in part to any third party, except as expressly permitted by this clause 11.20; and

12.1.3.	not make any use of any of the information referred in clause 12.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

12.2.	The Buyers undertake to the Sellers that they shall:

12.2.1.	keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of Sellers or the Sellers’ Group (as such Group is constituted immediately after Completion);

12.2.2.	not disclose any of the information referred in clause 12.2.1 in whole or in part to any third party, except as expressly permitted by this clause 11.20; and

12.2.3.	not make any use of any of the information referred in clause 12.2.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

12.3.	Notwithstanding any other provision of this Agreement, neither party shall be obliged to keep confidential or to restrict its use of any information that:

12.3.1.	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 12.4.1 in breach of this Agreement); or

12.3.2.	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

12.4.	Either party may disclose any information that it is otherwise required to keep confidential under this clause 12:

12.4.1.	to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this Agreement, or to facilitate the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 11.20 as if they were that party. The party making a disclosure under this clause 12.4.1 shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause; or

12.4.2.	in the case of the Buyers only, to a proposed transferee of the Sale Shares or the Dutch Business for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

12.4.3.	with the prior consent in writing of the other party; or

12.4.4.	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

12.4.5.	to the extent that the disclosure is required:

(a)	by the laws of any jurisdiction to which that party is subject; or

(b)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(c)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(d)	to protect that party’s interest in any legal proceedings,

provided that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other party as much notice of such disclosure as possible.

12.5.	Subject to clause 12.6 and clause 12.7, neither party shall make, or permit any person to make, any public announcement, communication or circular (“announcement”) concerning this Agreement or the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

12.6.	Nothing in clause 12.5 shall prevent any party from making any announcement required by, or upon consultation with legal advisors advisable under law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of such announcement before it is made.

12.7.	The parties shall issue a press release in agreed form as soon as practicable after entering into this Agreement.

13.	FURTHER ASSURANCE

13.1.	Each of the parties shall (as soon as reasonably practicable and at its own expense) execute and deliver such documents and perform such acts as are necessary from time to time for the purpose of giving full effect to this Agreement.

13.2.	The Seller undertakes to the UK Buyer that, if and for so long as it remains the registered holder of any of the Sale Shares after Completion, it shall:

13.2.1.	hold such Sale Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Sale Shares and all rights arising out of or in connection with them, in trust for the UK Buyer;

13.2.2.	at all times after Completion, deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the UK Buyer shall direct;

13.2.3.	exercise all voting rights attached to such Sale Shares in such manner as the UK Buyer shall direct; and

13.2.4.	if required by the UK Buyer, execute all instruments of proxy or other documents as may be necessary to enable the UK Buyer to attend and vote at any meeting of any member of the Target Group.

13.3.	The Sellers undertake that in the event that any of the EPL Policy, the D&O Policy or the Liability Policies (as respectively defined the paragraphs 7.5, 7.6 and 7.7 of Part 1 of Schedule 4) are cancelled or are not renewed on substantially the same terms at any time during the period of 3 years from the Completion Date the Sellers will obtain (whether through automatic extension or otherwise) the extended reporting/discovery (or equivalent) period so that the relevant policy remains effective and will provide cover relating to pre Completion events to the members of the Target Group for a period of not less than:

13.3.1.	in respect of the EPL Policy, 3 years from the Completion Date;

13.3.2.	in respect of the D&O Policy, 3 years from the Completion Date; and

13.3.3.	in respect of the Liability Policies, 3 years from the Completion Date.

13.4.	As soon as reasonably practicable following a reasonable request from the Buyers, the Sellers shall deliver to the Buyers complete and accurate copies of any tangible manifestations of the Transferred Know-How. Such tangible manifestations may include, without limitation, materials, laboratory notebooks, regulatory documents, and pre-clinical and clinical protocols, information relating to technical know-how necessary or appropriate for conduct of the Dutch Business, data, records and reports. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Dutch Assets, then the hard drive or other medium shall be imaged and provided to the Buyers in a reasonably accessible format.

13.5.	The Seller undertakes to comply with and perform all of its material obligations in terms of the Agreement for Lease including, without limitation, timeously executing and delivering all documents as require to be entered into by the Seller in accordance with the Agreement for Lease.

14.	ASSIGNMENT

14.1.	Subject to the further provisions of this clause 14, neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it).

14.2.	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

14.3.	The Buyers may assign or transfer their rights (but not their obligations) under this Agreement (or any document referred to in this Agreement) to:

14.3.1.	another member of its Group for so long as that company remains a member of the Buyer’s Group. The Buyers shall procure that such assignee assigns any rights assigned to it in accordance with this clause 14 back to the relevant Buyer or another member of the Buyer’s Group immediately before it ceases to be a member of the Buyer’s Group; or

14.3.2.	any person to whom the Sale Shares or Dutch Business are sold or transferred by the Buyers following Completion.

14.4.	The Buyers may grant security over, or assign by way of security, any or all of its rights under this Agreement for the purposes of, or in connection with its financing requirements from time to time.

14.5.	If there is an assignment or transfer of the Buyers’ rights in accordance with clause 14.3 or clause 14.4:

14.5.1.	the Sellers may discharge their obligations under this Agreement to the Buyers until it receives notice of the assignment; and

14.5.2.	the assignee may enforce this Agreement as if it were named in this Agreement as the relevant Buyer, but the assigning Buyer shall remain liable for any obligations under this Agreement.

14.6.	The Sellers’ liability to an assignee of the Buyers under clause 14.3 shall not exceed the Sellers’ liability to the Buyers themselves under this Agreement and the benefit of any Sellers’ Warranty shall only be assigned subject to the matters Disclosed and the limitations under clause 8 and Schedule 5.

15.	ENTIRE AGREEMENT

15.1.	This Agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

15.2.	Each party agrees that, without prejudice to any other rights or remedies it may have, including for breach of contract, it shall not have any claim for innocent or negligent misrepresentation based on any statement or warranty in this Agreement.

16.	VARIATION AND WAIVER

16.1.	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.2.	A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

16.3.	A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

16.4.	No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17.	COSTS

Except as expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

18.	NOTICES

18.1.	A notice given to a party under or in connection with this Agreement:

18.1.1.	shall be in writing and in English;

18.1.2.	shall be signed by or on behalf of the party giving it;

18.1.3.	shall be sent to the relevant party for the attention of the contact and to the address or fax number or email address specified in clause 18.2, or such other address, email address or fax number or person as that party may notify to the other in accordance with the provisions of this clause 18;

18.1.4.	shall be:

(a)	delivered by hand; or

(b)	sent by fax; or

(c)	sent by pre-paid first class post, recorded delivery or special delivery; or

(d)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

18.1.5.	is deemed received as set out in clause 18.4.

18.2.	The addresses, fax numbers and email addresses for service of notices are:

18.2.1.	Sellers

(a)	address: Industriepark Mechelen

Noord, Generaal de

Wittelaan L11 A3,

2800 Mechalen

Belgium

(b)	for the attention of: CEO

(c)	fax number: +32 15 342 994

(d)	email address: onno.vandestolpe@glpg.com

xavier.maes@glpg.com

18.2.2.	Buyers

(a)	address: 251 Ballardvale Street
Wilmington
MA 01887
USA

(b)	for the attention of: David Johst

(c)	fax number: +1 978 988 5665

(d)	email address: david.johst@crl.com

18.3.	A party may change its details for service of notices as specified in clause 18.2 by giving notice to the other party, provided that the address for service is an address in the UK following any change. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

18.3.1.	the date (if any) specified in the notice as the effective date for the change; or

18.3.2.	five Business Days after deemed receipt of the notice of change.

18.4.	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

18.4.1.	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

18.4.2.	if sent by fax, at the time of transmission; or

18.4.3.	if sent by email, at the time of sending; or

18.4.4.	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or

18.4.5.	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

18.4.6.	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

18.4.7.	if deemed receipt under the previous paragraphs of this clause 18.4 would occur outside business hours (meaning 9.00 am to 5.30 pm

Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

18.5.	To prove service, it is sufficient to prove that:

18.5.1.	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

18.5.2.	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

18.5.3.	if sent by email, the email containing the notice was properly addressed and sent; or

18.5.4.	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

18.6.	This clause 18 does not apply to the service of any proceedings or other documents in any legal action.

18.7.	A notice given under or in connection with the Agreement may be sent by email to the email address specified by the relevant party in accordance with this clause 18 provided that such notice is also sent by one of the methods set out in clause 18.1.4 (a “Confirmation Notice”). Any such notice sent by email and by a Confirmation Notice shall be deemed to be received at the time the earliest of such notices is deemed to arrive in accordance with clause 18.4 provided that the Confirmation Notice is delivered (or deemed delivered in accordance with this clause 18) within 5 Business Days following the sending of the email.

19.	INTEREST

If a party fails to make any payment due to the other party under this Agreement by the date falling 30 calendar days following the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 2% per annum above Bank of England Base Rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

20.	SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

21.	DUTCH VAT

21.1.	The Transaction has been agreed on the explicit understanding that section 37d of the Value Added Tax Act (Wet op de Omzetbelasting 1968) (“Dutch VAT Act”) and section 8 of the VAT Implementation Decree 1968 (Uitvoeringsbeschikking Omzetbelasting 1968) apply to the transfer of each of the Dutch Assets, the Dutch Lease, the Dutch Contracts and the Dutch Records under the contemplated Transaction, as the Dutch Business qualifies as a separate enterprise which is transferred as a going concern. Sellers shall, prior to Completion, request the competent Dutch Tax authority to confirm this and Buyers shall fully cooperate and provide information, if necessary, in respect of this request.

21.2.	If nevertheless Dutch VAT is due on the transfer of any of the transferred Dutch Assets, the Dutch Lease, the Dutch Contracts or the Dutch Records under this Agreement, Buyers shall, upon receipt of a valid tax invoice issued by the relevant Seller, pay the amount of Dutch VAT due in relation to these transferred Dutch Assets, Dutch Lease, Dutch Contracts and Dutch Records. All books, records, administration and other data and documents relating to Dutch VAT due or paid in respect of the Dutch Assets, the Dutch Lease, the Dutch Contracts or the Dutch Records shall be properly stored by Sellers for the minimum statutory term as applicable under the applicable (Dutch) VAT laws. Copies of such books, records, administration and other data and documents will be made available to Buyers upon first request.

22.	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.	THIRD PARTY RIGHTS

23.1.	Except as expressly provided in clause 23.2, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.2.	The following provisions are intended to benefit future buyers of the Sale Shares and/or the Dutch Business and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the member of the Target Group and the Officers (as defined in clause 7.9), and shall be enforceable by each of them to the fullest extent permitted by law:

23.2.1.	clause 6 and Schedule 4, subject to clause 8;

23.2.2.	clause 10;

23.2.3.	clause 11;

23.2.4.	clause 12; and

23.2.5.	clause 19.

23.3.	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

24.	SUCCESSORS

This Agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

25.	COUNTERPARTS

25.1.	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

25.2.	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by:

25.2.1.	fax; or

25.2.2.	e-mail (in PDF, JPEG or other agreed format),

shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

26.	RIGHTS AND REMEDIES AND EXCLUSION OF LOSS

26.1.	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

26.2.	Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no party hereto shall be liable to any other person, whether in contract, tort, breach of statutory duty or otherwise, for any special or punitive damages of such other person arising under or in connection with this Agreement, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party.

27.	GOVERNING LAW AND JURISDICTION

27.1.	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

27.2.	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This DEED has been entered into on the date stated at the beginning of it.

Schedule 1

Particulars of the Target Group

Part 1- The Company

Name:	BioFocus DPI (Holdings) Ltd

Registration number:	03253690

Registered office:	Chesterford Research Park, Saffron Walden, Essex CB10 1XL

Maximum amount of shares that may be allotted under the articles of association of the Company:	Amount: £5,000,000 Divided into: 20,000,000 ordinary shares of £0.25 each

Issued share capital:	Amount: £4,165,356 Divided into: 16,661,424 ordinary shares of £0.25 each

Registered shareholder (and number of Sale Shares held):	Galapagos N.V. - 16,661,424 ordinary shares of £0.25 each

Directors and shadow directors:	David Smith Onno Van De Stolpe

Secretary:	Sarah Price

Auditors:	Deloitte LLP

Registered charges:	None

Part 2 - The Subsidiaries

Name:	BioFocus DPI Ltd

Registration number:	04622227

Registered office:	Chesterford Research Park, Saffron Walden, Essex CB10 1XL

Maximum amount of shares that may be allotted under the articles of association of the Subsidiary:	Amount: £20,000,002 Divided into: 20,000,002 ordinary shares of £1.00 each

Issued share capital:	Amount: £20,000,002 Divided into: 20,000,002 ordinary shares of £1.00 each

Registered shareholders (and number of shares held):	BioFocus DPI (Holdings) Ltd - 20,000,002 ordinary shares of £1.00 each

Directors and shadow directors:	David Smith Onno Van De Stolpe

Secretary:	Sarah Price

Auditors:	Deloitte LLP

Registered charges:	None

Name:	Argenta Discovery 2009 Limited

Registration number:	06920289

Registered office:	7/9 Spire Green Centre, Flex Meadow, Harlow, Essex CM19 5TR

Maximum amount of shares that may be allotted under the articles of association of the Subsidiary:	Amount: £328,162.34 Divided into: 16,703,271 A ordinary shares of £0.005 each, 17,020,680 A preference shares of £0.01 each and 7,443,918 B preference shares of £0.01 each

Issued share capital:	Amount: £328,162.34 Divided into: 16,703,271 A ordinary shares of £0.005 each, 17,020,680 A preference shares of £0.01 each and 7,443,918 B preference shares of £0.01 each

Registered shareholders (and number of shares held):	BioFocus DPI (Holdings) Ltd - 16,703,271 A ordinary shares of £0.005 each, 17,020,680 A preference shares of £0.01 each and 7,443,918 B preference shares of £0.01 each

Directors and shadow directors:	David Smith Onno Van De Stolpe John Gary Montana

Secretary:	Sarah Price

Auditors:	Deloitte LLP

Registered charges:

Rent deposit deed dated 22 September 2010 in favour of USF Nominees Limited by way of first fixed charge and with full title guarantee of the deposit.

Rent deposit deed dated 22 September 2010 in favour of USF Nominees Limited in respect of all monies due or to become due by the company under the charge (deposit being £45,758.60).

Rent deposit deed dated 22 September 2010 in favour of USF Nominees Limited in respect of all monies due or to become due by the company under the charge (deposit being £59,719.41).

Name:	Cangenix Limited

Registration number:	07587596

Registered office:	7/9 Spire Green Centre, Flex Meadow, Harlow, Essex CM19 5TR

Maximum amount of shares that may be allotted under the articles of association of the Subsidiary:	Not applicable

Issued share capital:	Amount: £1,000 Divided into: 185 A ordinary shares of £1.00 each, 185 B ordinary shares of £1.00 each, 185 C ordinary shares of £1.00 each and 445 D ordinary shares of £1.00 each

Registered shareholders (and number of shares held):	Argenta Discovery 2009 Limited - 185 A ordinary shares of £1.00 each, 185 B ordinary shares of £1.00 each, 185 C ordinary shares of £1.00 each and 445 D ordinary shares of £1.00 each

Directors and shadow directors:	David Smith John Gary Montana

Secretary:	None

Auditors:	None

Registered charges:	None

Schedule 2

Conditions

Part 1- Sellers’ Conditions

1.	No person having commenced any proceedings or investigation for the purpose of prohibiting the Transaction or the Transaction being implemented in accordance with this Agreement save for any frivolous or vexatious actions taken by any such person with no reasonable prospect of prohibiting the Transaction or the implementation of the Transaction.

2.	The Dutch Buyer receiving confirmation in terms reasonably satisfactory to it that in respect of the acquisition by the Dutch Buyer of the Dutch Business as contemplated by this Agreement, the lessor and the sublessor have given approval to (i) the transfer of the Dutch Lease to the Dutch Buyer at Completion and (ii) the subsequent lease back (in accordance with the TSA) to the Dutch Seller of part of the premises leased under the Dutch Lease.

3.	David Smith not having been served with or served notice of termination of his employment with BioFocus DPI (Holdings) Limited.

4.	The Galapagos patent families and associated know-how listed in Schedule 13 having been licensed to the Dutch Buyer to the Buyer’s reasonable satisfaction.

5.	The Sellers implementing the Pre-Completion Restructuring.

6.	There shall not have occurred any change which has had or is reasonably likely to result in a material adverse effect on the business, results of operations, assets, liabilities, position (financial, trading or otherwise), affairs or profits of the Services Division taken as a whole excluding, in any such case, any event, circumstance or change resulting from:

6.1.	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

6.2.	changes in conditions generally affecting the industry;

6.3.	changes in laws, regulations or accounting practices; or

6.4.	matters Disclosed,

7.	The Sellers providing evidence that the audited accounts of each member of the Target Group (other than Cangenix) prepared in accordance with UK GAAP as of and for the financial year ended on 31 December 2013 have been signed by the auditors and that such Accounts are not materially different from the 2013 Management Accounts except for (i) the treatment of amortization and depreciation, and (ii) the impairment of goodwill or investment balances if applicable.

8.	The Dutch Buyer being satisfied that it has received the following permits, licenses or consents required to operate the Dutch Business:

8.1.	the Netherlands Ministry of Infrastructure and the Environment permits for using genetically modified organisms;

8.2.	the Netherlands Department of Economic Affairs permit to use animal by-products; and

8.3.	the Netherlands Provincial Department of the Environment permit.

9.	The Buyers being satisfied that the Dutch Buyer or a member of the Target Group have in place licences in respect of (i) patents licensed by Ambion, Inc. under a licence agreement dated 18 December 2003; and (ii) patents licensed by Clontech Laboratories, Inc. under a licence agreement dated 20 September 2007.

10.	The Sellers providing a list of those agreements and arrangements which would have been required to be disclosed under paragraph 12.4.5 of Schedule 4 if the words “except for such restrictions which individually or in aggregate do not give rise to a material adverse effect on the Services Division as carried on at the date of this Agreement” were deleted.

Schedule 3

Completion

Part 1 - Conduct between the date of this Agreement and Completion

1.	CONDUCT OF BUSINESS

The Sellers shall procure that at all times during the Interim Period, each member of the Target Group and the Dutch Seller shall carry on the Business and the Dutch Business, respectively, in the normal course and in the manner provided in Part 1 of this Schedule 3.

2.	MATTERS SUBJECT TO BUYER’S CONSENT

The Sellers shall procure that except: (i) with the prior written consent of the UK Buyer, (which, for these purposes, may be granted by email from Joe LaPlume or Matt Daniel or Ivan Kousidis (provided that each request for consent is sent to all three) on behalf of the Buyer to an officer or representative of the Seller) not to be unreasonably withheld conditioned or delayed and provided that if the UK Buyer has not responded to a request for such consent within 5 Business Days then such consent will be deemed to have been granted; (ii) pursuant to the implementation of the Pre-Completion Restructure; or (iii) as otherwise may be required by the provisions of this Agreement, no member of the Target Group nor the Dutch Seller (in respect of paragraphs 2.1.1, 2.1.5, 2.1.9, 2.1.10, 2.1.11, 2.1.12, 2.1.13, 2.1.14, 2.1.17, 2.1.19, 2.1.20 and 2.1.23 only) shall (and nor shall it agree to):

2.1.1.	dispose of any material assets used or required for the operation of the Business; or

2.1.2.	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares; or

2.1.3.	pass any resolution of its members; or

2.1.4.	appoint any person as a director; or

2.1.5.	enter into, modify or agree to terminate any Material Contract (as defined in paragraph 12.1 of Schedule 4); or

2.1.6.	incur any capital expenditure on any individual item in excess of £50,000 or its equivalent in any other currency; or

2.1.7.	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business; or

2.1.8.	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms; or

2.1.9.	in the case of a member of the Target Group, declare or pay any dividend or make any other distribution of its assets or, in the case of the Dutch Seller, declare or pay any dividend or make any distribution of its assets which form part of the Dutch Assets; or

2.1.10.	make any alterations to the terms of employment (including benefits) of any of its Directors, officers or employees; or

2.1.11.	make any material amendments to any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants); or

2.1.12.	provide any non-contractual benefit to any Director, officer, employee or their dependants; or

2.1.13.	dismiss any of its senior executives (except for cause) or employ or engage (or offer to employ or engage) any senior executives; or

2.1.14.	create any Encumbrance, in the case of a member of the Target Group over any of its assets or its undertaking, or in the case of the Dutch Seller only, over any part of the Dutch Assets; or

2.1.15.	give any financial or performance guarantee, or any similar security or indemnity; or

2.1.16.	commence, settle or agree to settle any material legal proceedings relating to the Business, or otherwise concerning any member of the Target Group, except debt collection in the normal course of business; or

2.1.17.	grant, modify, agree to terminate or permit the lapse of, in the case of a member of the Target Group, any IPR or, in the case of the Dutch Seller, any Dutch IPR forming part of the Dutch Assets or enter into any agreement relating to any such rights; or

2.1.18.	incur any liability to the Seller (or any member of the Seller’s Group), other than trading liabilities incurred in the normal course of the Business, none of which shall survive following Completion; or

2.1.19.	enter into any agreement (or modify any subsisting agreement) with any trade union, or any agreement that relates to any works council; or

2.1.20.	vary the terms on which it holds any of the Properties or settle any rent review other than in respect of the 3 month extension of the lease of the Property numbered 7 in Schedule 9 on terms substantially similar to the existing terms, provided that the negotiation of such extension shall not prejudice the break option under the relevant lease; or

2.1.21.	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

2.1.22.	make any material change to the manner in which it handles its tax affairs including settling any disputes, filing or amending tax returns, amending tax accounting methods or altering any filing periods; or

2.1.23.	permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable; or

2.1.24.	in relation to the Agreement for Lease either (i) give any approval or consent thereunder, (ii) make any application for consent or approval thereunder, (iii) serve any notice in relation thereto or (iv) otherwise do anything which would vary the terms of the Agreement for Lease.

3.	SELLERS’ OBLIGATIONS

3.1.	At all times during the Interim Period, the Sellers shall:

3.1.1.	use their best endeavours to maintain the trade and trade connections of the Services Division;

3.1.2.	give to the Buyers, as soon as possible, full details of any material change in the business, financial position or assets of the Services Division;

3.1.3.	provide the Buyers, their agents and representatives with such information relating to the business and affairs of the Services Division, and such access to its books and records, as the Buyers may reasonably require from time to time; and

3.1.4.	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Target Group or the Dutch Employees to terminate their employment.

3.2.	The Sellers will use reasonable endeavours during the Interim Period to introduce the Buyer to the licensors of the following licences currently held by the Seller:

3.2.1.	the patents licensed by the University of Iowa Research Foundation under a licence agreement dated 24 April 2001;

3.2.2.	the patents licensed by Ambion, Inc. under a licence agreement dated 18 December 2003; and

3.2.3.	the patents licensed by Clontech Laboratories, Inc. under a licence agreement dated 20 September 2007;

provided that, for the avoidance of doubt, the Sellers shall not be obliged under this paragraph 3.2 to enter into negotiations with the relevant licensors or incur any cost in so assisting the Buyer.

3.3.	The Sellers will use reasonable endeavours during the Interim Period to introduce the Buyer to the licensors of the following licences currently held by the Seller or its Group:

3.3.1.	the software and support services granted under the agreement with Accelrys Ltd dated 31 March 2006;

3.3.2.	the software granted under the agreement with Daylight Chemical Information Systems, Inc. dated 13 September 2000;

3.3.3.	the software and support services granted under the agreement with Schrödinger LLC dated 21 December 2011;

3.3.4.	the software and support services granted under the agreement with American Chemical Society dated 7 December 2010; and

3.3.5.	the software granted under the agreement with F Secure Corporation;

provided that, for the avoidance of doubt, the Sellers shall not be obliged under this paragraph 3.3 to enter into negotiations with the relevant licensors or incur any cost in so assisting the Buyer.

3.4.	During the Interim period the Sellers will implement the Pre-Completion Restructuring.

Part 2- What the Parties Shall Deliver at Completion

1.	DOCUMENTS TO BE DELIVERED BY SELLERS

At Completion, the Sellers shall deliver, or cause to be delivered, to the Buyers the following:

1.1.	a transfer of the Sale Shares, in agreed form, executed by the registered holder in favour of the UK Buyer;

1.2.	the share certificates for the Sale Shares in the name of the registered holder or an indemnity, in agreed form, for any lost certificates;

1.3.	a duly certified copy of any power of attorney under which any document to be delivered to the Buyers under this paragraph 1 has been executed;

1.4.	the share certificates in respect of all issued shares in the capital of each of the subsidiaries or an indemnity for lost share certificates;

1.5.	in relation to each member of the Target Group the statutory registers and minute books (duly written up to the time of Completion);

1.6.	the written resignation, in agreed form and executed as a deed, of the Directors and company secretaries of the Company and the Subsidiaries (if applicable), from their respective offices with the Company or Subsidiary notified by the Buyers prior to Completion :

1.7.	the written resignation of the auditors of the Company and each of the Subsidiaries (if applicable), in agreed form and accompanied in each case by:

1.7.1.	a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company or the relevant Subsidiary; and

1.7.2.	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or Subsidiary (as the case may be) in accordance with section 519 of the Companies Act 2006;

1.8.	signed minutes, in agreed form, of each of the board meetings required to be held pursuant to Part 3 of this Schedule 3;

1.9.	in relation to the Company and each Subsidiary:

1.9.1.	print-outs of bank statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

1.9.2.	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

1.9.3.	details of its cash book balances; and

1.9.4.	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above,

1.10.	all title deeds and other documents relating to the Properties;

1.11.	all charges, mortgages, debentures and guarantees to which the Company or any of the Subsidiaries is a party and, in relation to each such instrument and any covenants connected with it:

1.11.1.	a sealed discharge or release in agreed form; and

1.11.2.	if applicable, a sworn and completed Form MG02 (statement of satisfaction in full or in part of mortgage or charge);

1.12.	a certified copy of the resolution, in agreed form, adopted by the board of directors of the Seller authorising the Transaction; and

1.13.	the Services Agreement duly executed by the Seller;

1.14.	the Tax Deed duly executed by the Seller;

1.15.	the TSA duly executed by the Sellers;

1.16.	documentation evidencing implementation and completion of the Pre-Completion Restructure;

1.17.	the Dutch Deed of Transfer, duly executed by the Dutch Seller;

1.18.	the Dutch Records;

1.19.	the Supplementary Disclosure Letter, duly signed by the Sellers;

1.20.	the Crucell Licence duly executed by Crucell Holland B.V.;

1.21.	a copy of the 2014 Management Accounts supplemented by the year to date February 2014 trial balances of the Service Division Operating Companies;

2.	DOCUMENTS TO BE DELIVERED BY BUYERS

At Completion, the Buyers shall deliver, or cause to be delivered, to the Sellers the following:

2.1.	the Services Agreement duly executed by the UK Buyer;

2.2.	the Tax Deed duly executed by the UK Buyers;

2.3.	the TSA, duly executed by the Buyers;

2.4.	the Dutch Deed of Transfer, duly executed by the Dutch Buyer;

2.5.	the Supplementary Disclosure Letter, duly signed by the Buyers;

2.6.	a licence by BioFocus DPI Limited in respect of the use by the Seller of the trademark “SilenceSelect”.

Part 3- Matters for the Board Meetings at Completion

1.	COMPLETION BOARD MEETINGS

The Seller shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion at which the following matters shall take place:

1.1.	in the case of the Company only, the approval of the registration of the transfer of the Sale Shares, subject only to the transfers being stamped at the cost of the UK Buyer;

1.2.	acceptance of the resignations referred to in paragraph 1.7 of Part 2 of this Schedule 3 with effect from the end of the relevant board meeting;

1.3.	approval of the appointment of the persons nominated by the Buyer as directors and company secretary of the Company and of each of the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association) with effect from the end of the relevant board meeting;

1.4.	approval of the appointment of such firm of auditors as may be specified by the Buyers as the auditors of the Company and each of the Subsidiaries with effect from the end of the relevant board meeting;

1.5.	the accounting reference date of the Company and of each of the Subsidiaries shall be changed to such date as may be specified by the Buyers prior to Completion;

1.6.	the address of the registered office of the Company and of each of the Subsidiaries shall be changed to such address as is required by the Buyer; and

1.7.	all existing instructions and authorities to the bankers of the Company and the Subsidiaries shall be revoked and replaced with new instructions and authorities as the Buyer requires.

Schedule 4

Warranties

Part 1- General Warranties

Specific references in this Schedule 4 to the “Dutch Seller” shall be deemed to refer to the Dutch Seller only in connection with the Dutch Business (and not to any unrelated business or activity or assets or liabilities).

1.	POWER TO SELL THE SALE SHARES AND THE DUTCH BUSINESS

1.1.	The Seller and the Dutch Seller have all requisite power and authority to enter into and perform this Agreement and the other documents referred to herein (to which it is a party) in accordance with their respective terms.

1.2.	This Agreement and the other documents referred to herein constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller and the Dutch Seller in accordance with their respective terms.

1.3.	The execution and delivery of and the performance by each of the Sellers of its obligations under this Agreement and the performance of any document entered into pursuant to this Agreement shall not breach or constitute a default under any order, judgment or decree of any court or governmental agency applicable to the Seller or the Dutch Seller.

2.	SHARES IN THE COMPANY AND THE SUBSIDIARIES AND THE DUTCH ASSETS

2.1.	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2.	The Seller is the legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the UK Buyer free from all Encumbrances, without the consent of any other person.

2.3.	The Dutch Seller is the sole legal and beneficial owner of the Dutch Assets and the Dutch Records and is entitled to transfer the full legal and beneficial ownership in the Dutch Assets and the Dutch Records to the Dutch Buyer.

2.4.	The Company or a Subsidiary is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Subsidiaries.

2.5.	The issued shares of each Subsidiary are fully paid or credited as fully paid.

2.6.	Except as required by this Agreement, no person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company, and neither the Seller nor the Company has agreed to confer any such rights, and no person has claimed any such right.

2.7.	No Encumbrance exists affecting:

2.7.1.	the Sale Shares or any issued shares of the Subsidiaries; or

2.7.2.	the Dutch Assets or the Dutch Records.

2.8.	No commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.9.	The Company does not:

2.9.1.	hold or beneficially own nor has it agreed to acquire, any shares, loan capital or any other securities or interest in any company (other than the Subsidiaries and, prior to the implementation of the Pre-Completion Restructure, the Carved-Out US Entities); or

2.9.2.	have any subsidiaries or subsidiary undertakings, other than the Subsidiaries and, prior to the implementation of the Pre-Completion Restructure, the Carved-Out US Entities; or

2.9.3.	have nor has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium; or

2.9.4.	have any branch or permanent establishment, outside its country of incorporation.

2.10.	Other than as contemplated by the Pre-Completion Restructure, the Company has not within the last 3 years:

2.10.1.	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

2.10.2.	allotted or issued any securities that are convertible into shares.

2.11.	All dividends or distributions declared, made or paid by the Company within the last 3 years have been declared, made or paid in accordance with the Company’s constitutional documents.

2.12.	The Dutch Assets are all equipment, stock and other assets required to carry on the Dutch Business in the ordinary course and consistent with past practice.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1.	Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company are attached to the Disclosure Letter.

3.2.	All statutory books and registers of the Company have been properly kept, are written up to date and contain an accurate record of all matters which should be contained in them.

3.3.	The minute books of the Company and each of the Subsidiaries as delivered at Completion contain a summary of all meetings of and actions taken by the directors of those companies (including any committees thereof).

3.4.	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction have been correctly made up in all material respects and filed or delivered.

4.	PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

The particulars of the Company and the Subsidiaries set out in Schedule 1 are true, accurate and complete.

5.	COMPLIANCE WITH LAWS

5.1.	The Company has at all times conducted its business in accordance with all applicable laws and regulations in all material respects.

5.2.	The Dutch Seller has at all times conducted the Dutch Business in accordance with all applicable laws and regulations in all material respects.

6.	LICENCES AND CONSENTS

6.1.	The Company and the Dutch Seller hold all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at the date of this Agreement (“Consents”). A copy of each Consent is attached to the Disclosure Letter.

6.2.	Each of the Consents is valid and subsisting, and neither the Company nor the Dutch Seller is in material breach of the terms or conditions of any of the Consents.

6.3.	The transfer of the Dutch Business by the Dutch Seller pursuant to the terms of this Agreement does not require any Consent or consent or permit of any third party.

6.4.	The sale of the Sale Shares by the Buyer pursuant to the terms of this Agreement does not require any Consent or consent or permit of any third party.

6.5.	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will result in the loss or impairment of, or any default under, any material Consent.

7.	INSURANCE

7.1.	Copies of all insurance policies maintained:

(a)	by the Company; and/or

(b)	on behalf of the Company,

(together the “Company Policies”) are set out in the Disclosure Letter. The Company Policies are on the same terms as those insurance policies which were in place for the immediately preceding policy period.

7.2.	So far as the Sellers are aware, the Company Policies are in full force and effect, are not void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable. All premiums due on the Company Policies have been paid and all other conditions of the Company Policies have been performed and observed in all material respects.

7.3.	Details of all insurance claims made by the Company and/or the Dutch Seller during the period of 2 years ending on the date of this Agreement are contained in the Disclosure Letter.

7.4.	There are no outstanding claims in connection with the Business under any of the Company Policies or insurance policies of the Dutch Seller and, so far as the Sellers are aware, there are no circumstances reasonably likely to give rise to any such claim.

7.5.	The employment practices liability insurance policy which covers the members of the Target Group (the “EPL Policy”) or the equivalent historical policy will respond to provide insurance cover to the members of the Target Group for a period of 36 months from Completion for all relevant claims/wrongful acts which occurred prior to Completion (the “EPL Cover”). The effective retroactive date for the EPL Cover is October 14, 2011.

7.6.	The directors and officers insurance policy which covers the members of the Target Group (the “D&O Policy”) or the equivalent historical policy will respond to provide insurance cover to the members of the Target Group for a period of 36 months from Completion for all relevant claims/wrongful acts which occurred prior to Completion (the “D&O Cover”). The effective retroactive date for the D&O Cover is October 16, 2002.

7.7.

The liability insurance programme (including policies covering public liability, products liability and professional liability) which covers the members of the Target Group (the “Liability Policies) or the equivalent historical policies will respond to provide insurance cover to the members of the Target Group for a period of 36 months from Completion for all relevant claims/wrongful acts that occurred between 1 January 1999 and Completion (the “Liability Cover”). The effective retroactive date for the Liability Cover is January 1, 1999.

8.	POWER OF ATTORNEY AND POWER TO BIND

8.1.	Other than powers of attorney granted to patent and trademark attorneys in the ordinary course of business, there are no powers of attorney of the Company which are currently in force.

8.2.	No person, other than a director of the Company, is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

9.	DISPUTES AND INVESTIGATIONS

9.1.	Neither the Company nor the Dutch Seller is currently engaged or involved in any of the following matters:

9.1.1.	litigation or administrative mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or governmental or regulatory body (except for debt collection in the normal course of business); or

9.1.2.	so far as the Sellers are aware, any investigation, inquiry or enforcement proceedings by a governmental or regulatory body in any jurisdiction.

9.2.	So far as the Sellers are aware, neither the Company nor the Dutch Seller is currently engaged or involved in any dispute.

9.3.	No proceedings, investigation, inquiry or enforcement proceedings as are mentioned above have been threatened in the last 3 years or, so far as the Sellers are aware, are pending against the Company or the Dutch Seller and, to the Sellers’ knowledge, there are no circumstances reasonably likely to give rise to any such proceedings, investigations, inquiry or enforcement proceedings as are mentioned above.

9.4.	Neither the Company nor the Dutch Seller is affected by any existing or pending judgment and ruling and they have not given any undertaking to any court, tribunal, arbitrator, governmental or regulatory body.

10.	DEFECTIVE PRODUCTS AND SERVICES

10.1.	Neither the Company nor the Dutch Seller has manufactured or sold any products or supplied any services which were at the time they were manufactured, sold or supplied, faulty or defective or which did not comply with:

10.1.1.	any specifications, warranties or representations expressly or impliedly made by or on behalf of the Company or the Dutch Seller as the case may be; or

10.1.2.	any laws, regulations, guidelines, standards and requirements applicable to such products or services,

and neither the Company nor the Dutch Seller has received any written notification of any claims or threatened claims from any third party in respect of any of the foregoing matters.

11.	CUSTOMERS AND SUPPLIERS

11.1.	In the period from 1 January 2013 up to and including the date of this Agreement neither the business carried on by the Company nor the Dutch Business has been materially adversely affected by:

11.1.1.	the loss of any of its customers or its suppliers; or

11.1.2.	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

11.1.3.	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2.	No customer, client or supplier accounted for more than 5 per cent. of the aggregate sales or purchases (as applicable) made by the Company in respect of the business carried on by the Target Group or by the Dutch Seller during the period of 12 months ending on the date of this Agreement.

11.3.	In the period of 12 months ending on the date of this Agreement no customer or supplier of the Company or the Dutch Business has ceased or indicated in writing, or so far as the Sellers are aware otherwise indicated, that it will cease to contract with or supply to the Company or the Dutch Seller. In the period of 12 months ending on the date of this Agreement no customer or supplier of the Company or the Dutch Business has substantially reduced or indicated in writing, or so far as the Sellers are aware otherwise indicated, an intention that it will substantially reduce its business with the Company or the Dutch Seller and the Sellers are not aware of any intention on the part of any customer or supplier to do so.

11.4.	The Disclosure Letter includes complete and accurate details of the contracted pipeline and associated revenue of the Company and the Dutch Business as of 28 February 2014.

12.	CONTRACTS

12.1.	The definitions in this paragraph apply in this Agreement.

“Key Customers” means each of the customers of the Target Group listed in Parts A and B of Schedule 16 to this Agreement.

“Material Contract” means a Material Customer Contract or a Material Non-Customer Contract.

“Material Customer Contract” means the agreements regulating the relationship between the relevant members of the Target Group and the Key Customers, descriptions of which are set out in Parts A and B of Schedule 16 to this Agreement.

“Material Non-Customer Contract” means any agreement between the Company or the Dutch Seller and any third party (including any supplier, subcontractor or service provider) (i) under which services are provided to the Company or the Dutch Seller and used, directly or indirectly, in the performance of any Material Customer Contract; or (ii) which involves expenditure by the Company of £120,000 (or €145,000) or more in any 12 month period.

12.2.	The Key Customers are (i) the top ten customers of BioFocus DPI Limited and (ii) the top ten customers of Argenta Discovery 2009 Limited, by revenue generated in the most recently completed financial year of the Target Group.

12.3.	A true, accurate and complete copy of each of the Material Contracts is attached to the Disclosure Letter and the Company is not a party to any agreement or arrangement with a Key Customer which is not either attached to the Disclosure Letter or detailed in the Disclosure Letter.

12.4.	Except as contemplated by the Pre-Completion Restructure and the Transaction under this Agreement, the Company is not a party to, or otherwise subject to any agreement or arrangement which:

12.4.1.	is a Material Contract; or

12.4.2.	is not in the ordinary and usual course of the business carried on by the Target Group; or

12.4.3.	is a Material Contract which may be terminated as a result of a change of Control of the Company or as a result of the Transaction; or

12.4.4.	is a Material Contract which requires the Company to give notice to any third party as a result of a change of Control of the Company or as a result of the Transaction; or

12.4.5.	restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit, including by agreeing not to undertake certain work/perform certain services for parties other than the relevant customer, except for such restrictions which individually or in aggregate do not give rise to a material adverse effect on the Services Division as carried on at the date of this Agreement; or

12.4.6.	involves agency or distributorship; or

12.4.7.	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements; or

12.4.8.	requires the Company to pay any commission, finders’ fee, royalty or the like; or

12.4.9.	is a Material Contract which is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

12.4.10.	is not on arm’s-length terms.

12.5.	As at the date falling two Business Days prior to the date of this Agreement there are no:

12.5.1.	outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company or the Dutch Business; or

12.5.2.	outstanding quotations or tenders for a contract, that if accepted would or would be reasonably expected to give rise to a Material Contract.

12.6.	Neither the Company nor the Dutch Seller has, in any material respect, defaulted under or breached any Material Contract and, so far as the Sellers are aware, no counterparty has defaulted under or breached a Material Contract in any material respect. So far as the Sellers are aware, no such default has been threatened and there are no facts or circumstances reasonably likely to give rise to any such default.

12.7.	During the last 12 months, no notice of termination of a Material Contract has been received or served by the Company or the Dutch Seller, and, so far as the Sellers are aware, there are no reasonable grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	TRANSACTIONS WITH THE SELLER

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller or any other member of the Retained Group.

14.	FINANCE AND GUARANTEES

14.1.	Save as provided in the 2013 Management Accounts, there is no outstanding debt owed by the Company and there are no loans, overdrafts or other financial facilities currently outstanding or available to the Company.

14.2.	No Encumbrance, guarantee or indemnity has been given or entered into by the Company or any third party in respect of borrowings or other obligations of the Company and nor has any such person agreed to do so.

14.3.	The Company has not given or entered into, or agreed to give or enter into, any Encumbrance, guarantee or indemnity in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14.4.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.5.	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, are attached to the Disclosure Letter. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

14.6.	The Company has not:

14.6.1.	factored or discounted any of its debts; or

14.6.2.	engaged in financing of a type which would not need to be shown or reflected in the Accounts.

14.7.	All debts due to the Company: (i) are reflected in the Accounts, the Management Accounts or where they have arisen since the date of the Management Accounts in the accounting records of the Company; (ii) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice and are not overdue by more than ninety (90) days; (iii) represent valid and enforceable obligations; (iv) to the knowledge of the Sellers are undisputed and the Sellers have no reason to believe that they will not realise their full face value in the normal and ordinary course of business when due; (v) are due to the Company as the Original Creditors and are free of all Encumbrances; and (vi) represent billings made after the actual sale of goods or provision of services by the Company.

14.8.	There is no debtor of the Company that has refused or, to the knowledge of the Sellers, threatened to refuse to pay sums due to the Company for any reason and, to the knowledge of the Sellers no debtor of the Company has filed for or has been declared bankrupt by a court of competent jurisdiction or is subject to any bankruptcy proceeding.

14.9.	All accounts payable and accrued liabilities of the Company to third parties have arisen in the ordinary course of business, no such account payable or accrued liability is late in its payment or has been deferred (regardless of whether the Company and the third party have agreed to such deferral).

14.10.	Neither the acquisition of the Sale Shares by the Buyer and/or the acquisition of the Dutch Business by the Dutch Buyer, nor compliance with the terms of this Agreement will result in any present or future indebtedness of the Company or the Dutch Seller becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date, or cause any financial facility to be terminated or withdrawn.

15.	BROKERAGE

Neither the acquisition of the Sale Shares by the Buyer and/or the acquisition of the Dutch Business by the Dutch Buyer, nor compliance with the terms of this Agreement will entitle any person to receive from the Company any finders fee, brokerage or other commission in connection with the Transaction.

16.	INSOLVENCY

16.1.	The Company:

16.1.1.	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; and

16.1.2.	has not stopped paying its debts as they fall due.

16.2.	So far as the Sellers are aware, no step has been taken in any applicable jurisdiction to initiate any process by or under which:

16.2.1.	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

16.2.2.	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

16.2.3.	a person is appointed to manage the affairs, business and assets of the Company on behalf of the Company’s creditors; or

16.2.4.	the holder of a charge over any of the Company’s assets or over the Dutch Assets is appointed to control the business and/or any assets of the Company.

16.3.	In relation to the Company:

16.3.1.	no administrator has been appointed;

16.3.2.	no documents have been filed with the court for the appointment of an administrator;

16.3.3.	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986); and

16.3.4.	no order has been made or petition presented or resolution passed for the winding-up or administration, bankruptcy or suspension of payment of the Company, nor so far as the Sellers are aware, has any person threatened to present such a petition or convened or threatened to convene a meeting of the Company to consider a resolution to wind up the Company, nor so far as the Sellers are aware, has any step been taken in relation to the Company under a law relating to insolvency or the relief of debtors in any part of the world.

16.4.	So far as the Sellers are aware, no process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.5.	No distress, execution or other process has been levied on an asset of the Company or the Dutch Assets.

16.6.	None of the events referred to in paragraph 16.1 to paragraph 16.5 has occurred in relation to the Seller or the Dutch Seller.

17.	ACCOUNTS

17.1.	The Accounts have been prepared in accordance with UK GAAP and applicable laws and regulations in the UK.

17.2.	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the Accounts is unqualified.

17.3.	The Accounts give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on that date.

17.4.	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the three prior accounting periods without any material change in accounting policies used.

17.5.	The 2013 Management Accounts have been prepared in accordance with IFRS and have been prepared in good faith for the purposes of fairly representing the assets and liabilities and the profits and losses of the Services Division Operating Companies as at and to the date to which they have been prepared.

17.6.	The 2014 Management Accounts have been prepared in good faith for the purposes of fairly representing the profits and losses of the Services Division Operating Companies to the date to which they have been prepared.

18.	CHANGES SINCE ACCOUNTS DATE

18.1.	Except as contemplated by the Pre-Completion Restructure and the Transaction under this Agreement or as reflected in the 2013 Management Accounts, since 31 December 2012:

18.1.1.	the Company and the Dutch Seller have conducted the business carried on by the Target Group and the Dutch Business respectively in the normal course and as a going concern;

18.1.2.	there has been no material adverse change in the turnover or financial position of the Company or the Dutch Business;

18.1.3.	the Company has not issued or agreed to issue any share or loan capital;

18.1.4.	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

18.1.5.	the Company has not borrowed or raised any money or given or taken any form of financial security;

18.1.6.	no capital expenditure has been incurred on any individual item by the Company in excess of £100,000 or €120,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £100,000 or €120,000;

18.1.7.	no shareholder resolutions of the Company have been passed; and

18.1.8.	the Company has paid its creditors within the applicable periods agreed with the relevant creditor.

19.	ASSETS

19.1.	The assets included in the Accounts, together with any assets acquired since the Accounts Date in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

19.1.1.	legally and beneficially owned by a member of the Target Group, and the relevant owner has good and marketable title to such assets;

19.1.2.	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

19.1.3.	in the possession and control of the Company.

19.2.	The Dutch Assets are:

19.2.1.	legally and beneficially owned by the Dutch Seller which has good and marketable title to such assets;

19.2.2.	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

19.2.3.	in the possession and control of the Dutch Seller.

19.3.	None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

19.4.	None of the Dutch Assets is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

19.5.	The assets owned by the Company and the Dutch Assets together comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this Agreement and no other real or personal property is necessary to the operations of the Business as presently conducted (consistent with historical practice).

19.6.	Neither the acquisition of the Sale Shares by the Buyer and/or the acquisition of the Dutch Business by the Dutch Buyer, nor compliance with the terms of this Agreement will cause the Company or the Dutch Business to lose the benefit of any material asset.

20.	PLANT AND EQUIPMENT

The plant, machinery, office and other equipment used by the Company in connection with the Business and the Dutch Assets are in good working order.

21.	INTELLECTUAL PROPERTY

21.1.	Details of all Business Intellectual Property (with the exception of any Licensed IPR) which is registered, or the subject of an application for registration is set out in the Disclosure Letter (“Registered IPR”).

21.2.	Details of all licences and sub-licences of third party IPR to the Company or the Dutch Seller (collectively, “Licensed IPR”) and all licences and sub-licences of IPR to third parties by the Company or the Dutch Seller are set out in the Disclosure Letter. Such details are accurate and complete in all material respects. Copies of such licences and sub-licences are attached to the Disclosure Letter. None of the said licences is capable of termination by reason of the transactions contemplated by this Agreement.

21.3.	Except for any Licensed IPR as referred to in paragraph 21.2, the Company and/or the Dutch Seller are the sole, legal and beneficial owners (and for Registered IPR, the registered proprietors) of all IPR that is used in the Business or necessary to lawfully conduct the Business as carried on at or prior to the date of this Agreement.

21.4.	Except for the licences referred to in paragraph 21.2 above, there are no agreements or arrangements to which the Company or the Dutch Seller is a party: (i) under which the Company or the Dutch Seller has been given rights in or over third party IPR; or (ii) which impose obligations on the Company or the Dutch Seller to pay royalties or other monies in respect of use or exploitation of the Business Intellectual Property; or (iii) which prevent, restrict or otherwise inhibit the Company’s or the Dutch Seller’s freedom to use, exploit, licence, sub-licence, transfer or assign the Business Intellectual Property; or (iv) under which the Company or the Dutch Seller has granted any third party any rights in (including any rights to obtain an assignment, licence or other rights in the future or on the happening of any event), or options over, any of the Business Intellectual Property.

21.5.	All of the Business Intellectual Property owned by the Company or the Dutch Seller is free and clear of all Encumbrances.

21.6.	All fees due up to, the date of this Agreement for the prosecution and maintenance of the Registered IPR have been paid in full and official deadlines have been met and there are no such fees or deadlines due within 30 days of the date of this Agreement.

21.7.	So far as the Sellers are aware, there are no grounds on which any third party could reasonably claim that any of the Registered IPR should be revoked, invalidated or rendered unenforceable.

21.8.	The Seller is not aware, and neither the Company nor the Dutch Seller has been notified of any reason why the applications forming part of the Registered IPR should not proceed to grant in their current form in all material respects.

21.9.	No compulsory licences or licences of right have been granted in relation to the Registered IPR.

21.10.	So far as the Sellers are aware:

21.10.1.	no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Business Intellectual Property owned by the Company or the Dutch Seller or has acted in such a way as to constitute passing off or unfair competition of the Business Intellectual Property owned by the Company or the Dutch Seller; and

21.10.2.	no third party is threatening to do so.

21.11.	The Company and the Dutch Seller have not made any threat nor instituted proceedings against a third party claiming that such third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Business Intellectual Property owned by the Company or the Dutch Seller or has acted in such a way as to constitute passing off or unfair competition of the Business Intellectual Property owned by the Company or the Dutch Seller.

21.12.	Neither the Company nor the Dutch Seller nor, as far as the Sellers are aware, none of the other parties to the licences and sub-licences as referred to in paragraph 21.2 is in material breach of its obligations thereunder and there exists no event, condition, or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach or alleged material breach by any of the parties thereto and no such material breach has been threatened or received by the Company or the Sellers.

21.13.	Carrying on the Business as carried on at and prior to the date of this Agreement (a) does not and did not at the time it was so carried on, infringe or make unauthorised use of IPR of any third party or amount to passing off or unfair competition; and (b) does not and did not give rise to any obligation to pay royalties, fees, compensation or other sums, except pursuant to the licences referred to in paragraph 21.2 above. Neither the Company nor the Dutch Seller has received any written notification of, and the Sellers are not aware of, any claims or threatened claims from any third party in respect of any of the foregoing matters.

21.14.

The Company, the Seller and the Dutch Seller have taken reasonable steps to protect and preserve the confidential nature of their proprietary information, know-how and trade secrets relating to the Business including the Company and the Dutch Seller’s compound libraries (the “Information”) including without limitation ensuring that all Information is fully documented, is kept in a secure location in the possession and control of the Company and is not disclosed to any person except employees and third parties to whom disclosure is necessary in the normal course of the Business and who are bound by written obligations of confidentiality in relation thereto. As far as the Sellers are aware, where the Information has been disclosed to an employee or third party subject to written confidentiality obligations, those obligations have not been breached by the relevant other party.

21.15.	All material source code, code listings, source code comments, flow charts, tapes, indices, programming notes, designs, documentation and know-how relating to software developed by or on behalf of the Company, the Seller or the Dutch Seller used in the Business as carried on at the date of this Agreement (“Source Materials”) are recorded in human readable form and are in the possession or custody or under the control of the Company. All agreements relating to Source Materials are attached to the Disclosure Letter. The Company and the Sellers have kept confidential the Source Materials and have not disclosed the same to any third party.

21.16.	The Company is not liable to pay compensation to any of its employees or ex-employees under section 40 of the Patents Act 1977 (or any equivalent provisions in any other country) in respect of any of the patents or patent applications comprising the Registered IPR and as far as the Sellers are aware there are no claims or threatened claims by employees in that respect.

22.	INFORMATION TECHNOLOGY

22.1.	Details of the computer hardware and computer systems (including software and associated documentation, network and communication equipment) (the “IT System”) used by the Dutch Seller in the Dutch Business are set out in the Disclosure Letter. Such details are complete and accurate in all material respects.

22.2.	Details of the material IT System used by the Target Group in the Business are set out in the Disclosure Letter. Such details are complete and accurate in all material respects.

22.3.	Details of all agreements and arrangements under which any third party provides an element of, or services in respect of, the IT System (including leasing, hire purchase, and sale on deferred terms and all licensing, maintenance and support contracts) (the “IT Contracts”), to which the Dutch Seller is a party are set out in the Disclosure Letter. Such details are complete and accurate in all material respects.

22.4.	Details of all material IT Contracts to which the Company is a party are set out in the Disclosure Letter. Such details are complete and accurate in all material respects.

22.5.	The IT System:-

22.5.1.	save to the extent provided in the IT Contracts, is owned by the Company (or by the Dutch Seller, in which case such IT System assets will be transferred as part of the Dutch Assets) free from any encumbrances and any other rights exercisable by third parties;

22.5.2.	does not contain and has not in the 12 months prior to the date of this Agreement contained any material defects or errors in functionality, which may adversely affect, or have adversely affected its performance or the Business;

22.5.3.	has not in the 12 months prior to the date of this Agreement, so far as the Sellers are aware, been infected by any virus or malware, nor been accessed by any unauthorised person; and

22.5.4.	has been satisfactorily and regularly maintained (and the Company or the Dutch Seller as the case may be are in possession of full servicing records which in the case of the Dutch Business are part of the Dutch Assets) and there are in place appropriate hardware and software support and maintenance (including emergency cover) agreements for it.

22.6.	The Company and the Dutch Seller have in place (and have maintained) adequate security systems for the IT System (including systems to protect the confidentiality and integrity of the data stored within it) and systems for taking and storing back up copies of software and data).

22.7.	The Company has in place a written disaster recovery plan in respect of the IT System. A copy of the plan is attached to the Disclosure Letter.

22.8.	Save as set out in an IT Contract, the IT System is under the sole control of the Company, is not shared with or used by or on behalf of or accessible by any other person and the Company has the right to make exclusive and unrestricted use of the IT System.

22.9.	The Company and the Dutch Seller have possession or control of the source code of all software forming part of the IT System (“Business Software”), or have the right to gain access to such code under the terms of source code deposit agreements with the owners of rights in the relevant Business Software.

22.10.	The Company and the Dutch Seller have taken all reasonable steps and have in place adequate systems to seek to ensure that all Software forming part of the IT System is free of any viruses.

23.	DATA PROTECTION

23.1.	In this paragraph 23, the terms “data protection principles”, “data subject”, “data controller”, “Information Commissioner” and “personal data” have the meanings set out in the DPA.

23.2.	To the extent that the Company is a data controller under the DPA it has:

23.2.1.	during the 3 years prior to the date of this Agreement, and so far as the Sellers are aware in the period prior to such time period, complied with all relevant requirements of the DPA, including, without limitation, with the data protection principles set out in the DPA;

23.2.2.	made an appropriate notification to the Information Commissioner pursuant to the DPA and details of the notification are listed in the Disclosure Letter and the information contained in the Company’s notification under the DPA is correct, complete and up to date; and

23.2.3.	complied with requests to the Company made by data subjects requesting access to personal data held by the Company and any mandatory applications for rectification or erasure of personal data.

23.3.	The Company has received no notice (including any enforcement notice, de-registration notice or transfer prohibition notice) from either the Information Commissioner or a data subject alleging non-compliance with the DPA nor is the Seller aware of any circumstances which could reasonably give rise to the giving of any such notice to the Company.

23.4.	The Company has received no claim for compensation from any individual under the DPA in respect of inaccuracy, loss, unauthorised destruction or unauthorised disclosure of personal data by the Company, there is no outstanding order against the Company in respect of the rectification or erasure of personal data and the Seller is not aware of any circumstances which could reasonably give rise to the making of any such claims or orders.

23.5.	The Company has complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including email, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.6.	The Company has during the 3 years prior to the date of this Agreement, and so far as the Sellers are aware in the period prior to such time period, taken reasonable steps to comply with the requirements of The Human Tissue Act 2004 and has adopted an equivalent approach to data protection and data processing in respect of other relevant jurisdictions.

24.	EMPLOYMENT

24.1.	The definitions in this paragraph apply in this Agreement.

“Employment Legislation” means legislation applying in the applicable jurisdiction affecting contractual or, in respect of the employment of the Employees, other relations between the Company or the Dutch Seller and any Employee.

“Employee” means any person employed by the Company under a contract of employment and any Dutch Employee.

24.2.	The Disclosure Letter includes anonymised particulars of each Employee and the principal terms of their contract of employment including:

24.2.1.	the company which employs them;

24.2.2.	their current remuneration (including any contractual benefits and privileges that the Company or the Dutch Seller provides or is bound to provide to them or their dependants;

24.2.3.	the date on which the Employee’s continuous service began;

24.2.4.	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

24.2.5.	the type of contract (whether full or part-time or other);

24.2.6.	their date of birth;

24.2.7.	any country in which the Employee works or performs services and/or is paid and the law governing the contract.

24.3.	The Disclosure Letter includes anonymised details of all Employees who are on secondment, maternity, paternity or adoption leave or are absent due to long-term sickness, being in excess of five consecutive Business Days or for any other reason and have been so absent in excess of twenty consecutive Business Days.

24.4.	No person works for or provides services to the Company or the Dutch Seller in connection with the Services Division who is not an Employee.

24.5.	The Dutch Employees are all of the employees required to carry on the Dutch Business.

24.6.	No notice to terminate the contract of employment of any Employee is pending, outstanding or threatened and no dispute under any Employment Legislation is outstanding between the Company or the Dutch Seller and any current or former Employees relating to their employment or its termination and no Employee is currently subject to a disciplinary sanction or procedure.

24.7.	None of the Employees are bound by any collective labour agreement.

24.8.	The Company has undertaken all reasonable steps to confirm that every Employee who requires permission to work in the jurisdiction in which such person works for the Company or the Dutch Seller has current permission to work in the relevant jurisdiction.

24.9.	No offer of employment has been made by the Company or the Dutch Seller in connection with the Services Division that has not yet been accepted.

24.10.	The compliance with the terms of this Agreement will not entitle any Employees of the Company or the Dutch Seller to terminate their employment or receive any payment or other benefit.

24.11.	All employment contracts between the Company and its Employees are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or the Dutch Seller other than wages, commission or pension. All employment contracts between the Dutch Seller and the Dutch Employees are terminable on not more than four months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Dutch Seller other than wages, commission or pension.

24.12.	The Company and the Dutch Seller are not a party to, bound by or proposing to introduce in respect of any Employee any redundancy payment scheme in addition to statutory redundancy pay.

24.13.	In the period of three years preceding the date of this Agreement, neither the Company nor the Dutch Seller has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or equivalent legislation in any jurisdiction implementing the requirements of the Acquired Rights Directive (2001/23/EC) including in relation to the Netherlands sections 7:662 et seq. DCC) affecting any of the Employees.

24.14.	The Company and the Dutch Seller are not a party to, bound by or proposing to introduce in respect of any Employees of the Dutch Seller or the Target Group any Employee Benefit Plan/incentive scheme or arrangement (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme).

24.15.	Neither the Dutch Seller nor the Company has incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

24.16.	Neither the Company nor the Dutch Seller have incurred any liability in the last 36 months for a failure to provide information or to consult with Employees under any Employment Legislation.

24.17.	Neither the Company nor the Dutch Seller have in the last 12 months made or agreed to make a payment or provided or agreed to provide a benefit to a current or former Employee or to their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

24.18.	Neither the Company nor the Dutch Seller is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, works council, group or organisation of employees or their representatives representing Employees and so far as the Sellers are aware there is nothing reasonably likely to give rise to such a dispute or claim.

24.19.	Neither the Company nor the Dutch Seller has offered, promised or agreed to any future variation in the contract of any Employee.

24.20.	There are no sums owing to or from any Employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

24.21.	All amounts required to be paid by the Dutch Seller in connection with its Employee Benefit Plans in the period up to the Completion Date have been paid in full, and all amounts accrued under the Employee Benefit Plans in the period up to the Completion Date for the benefit of Employees, whether or not due and payable at the Completion Date, have been (pre)paid in full by the Dutch Seller to the relevant Employees.

24.22.	There are no loans or notional loans to any current or former Employee or any of their nominees or associates made or arranged by the Company or the Dutch Seller.

24.23.	All Employees of grade 9 and above who have left employment with the Company or the Dutch Seller during the past 12 months are currently bound to a clause regarding confidentiality, non-competition, non-solicitation of clients, non-solicitation of employees and intellectual property.

24.24.	The Disclosure Letter includes:

24.24.1.	anonymised copies of all handbooks, policies and other documents describing any material terms and conditions of any Employees which terms and conditions have not otherwise been disclosed which apply to any of the Employees; and

24.24.2.	(a) all pro forma contracts used by the Company (the “Pro Forma Contracts”); and (b) the existing individual contracts for David Smith, Angus McLeod, Kate Hilliard, John Montana, Steve Price and Ian Richards (the “Named Employees”); and (c) the existing individual contracts for the US Employees, and all Employees, other than the Named Employees and US Employees, are employed in accordance with contracts in the form of the Pro Forma Contracts; and

24.24.3.	copies of all agreements or arrangements with any trade union, works council, employee representative or body of employees or their representatives which affect any Employee.

24.25.	In respect of each of its Employees, the Company and the Dutch Seller has:

24.25.1.	performed all material obligations and duties it is required to perform (and settled all outstanding claims) under Employment Legislation;

24.25.2.	complied in all material respects with the terms of any relevant agreement or arrangement with any trade union, works council (including, without limitation, notifying the Works Council within the meaning of section 25 of the Dutch Works Council Act (Wet op de ondernemingsraden)), employee representative or body of employees or their representatives; and

24.25.3.	maintained adequate records.

24.26.	No Employee is subject to a current disciplinary written warning or procedure which is reasonably likely to result in the issue of a written warning or more serious disciplinary action.

24.27.	All death and disability benefits provided to the employees of the Company and the Dutch Seller are fully insured by an insurance policy with an insurer of good repute. The Sellers are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

24.28.	Neither the Company nor the Dutch Seller has discriminated against, or in relation to, any Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

25.	RETIREMENT BENEFITS

25.1.	The Pension Schemes are the only arrangements under which the Company or the Dutch Seller has or may have any obligation (whether or not legally binding) to provide or contribute towards pension benefits in respect of its past or present officers and employees (“Pensionable Employees”). No proposal or announcement has been made to any employee or officer of the Company or the Dutch Seller as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension benefits.

25.2.	Neither the Company nor the Dutch Seller has any obligations (whether or not legally binding) to provide or contribute towards death, ill-health, disability or accident benefits as part of a pension scheme.

25.3.	All material details of the Pension Schemes are set out in the Disclosure Letter in the form of:

25.3.1.	copies of all documents governing the Pension Schemes and of any related announcements and explanatory booklets; and

25.3.2.	a list of all Pensionable Employees who are members of the Pension Scheme, with all details relevant to their membership and necessary to establish their entitlements under the Pension Schemes.

25.4.	No proposal or announcement has been made and neither the Company nor the Dutch Seller is bound to implement any material change to the Pension Schemes.

25.5.	The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. The Dutch Seller has complied with all its obligations as required by the Dutch Pension Act (Pensioenwet) and associated legislation.

25.6.	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Schemes have been duly paid. There were no liabilities outstanding in respect of the Pension Schemes as at 31 December 2013 which were not adequately provided for in the 2013 Management Accounts.

25.7.	The UK Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and so far as the Sellers are aware there is no reason why HM Revenue & Customs might de-register the scheme. The Dutch Pension Scheme is a pension scheme that has been set up and is administrated in accordance with the Dutch Wages and Salaries Tax Act 1964 (Wet op de loonbelasting 1964) and associated legislation and so far as the Sellers are aware there is no reason why the Dutch Tax Authorities (Belastingdienst) might claim tax levies, fines or other penalties.

25.8.	Each Pension Scheme has been designed to comply with, and so far as the Sellers are aware, has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under and in respect of the UK Pension Scheme. The Dutch Seller and the pension operator of the Dutch Pension Scheme have complied in all material respects with their obligations under and in respect of the Dutch Pension Scheme.

25.9.	The Company has complied with section 3 of the Welfare Reform and Pensions Act 1999.

25.10.	Other than routine claims for benefits, no claims or complaints have been made or, to the Sellers’ knowledge, are pending or threatened in relation to the Pension Schemes or otherwise against the Company or the Dutch Seller in respect of the provision of (or failure to provide) pension benefits by the Company or the Dutch Seller in relation to any of the Pensionable Employees. So far as the Sellers are aware, there are no facts or circumstances reasonably likely to give rise to such claims or complaints.

25.11.	No Pension Scheme provides or has provided defined benefits.

26.	PROPERTY

26.1.	The definitions in this paragraph apply in this Agreement.

“Current Use” means the identified use for each Property as set out in Schedule 9;

“Lease” means the lease under which each Leasehold Property is held, and all documents that are supplemental or collateral to it;

“Leasehold Properties” means the Properties set out in Schedule 9 and Leasehold Property means any one of them or part or parts of any one of them;

“Previously-owned Land and Buildings” means land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by a member of the Target Group, but which are either no longer owned, occupied or used by a member of the Target Group, or are owned, occupied or used by a member of the Target Group but pursuant to a different lease, licence, transfer or conveyance;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, and any other legislation from time to time regulating the use or development of land;

“Properties” means the Leasehold Properties and Property means any one of them or any part or parts of any one of them;

“Property Statutes” means the Public Health Acts, Occupiers Liability Act 1957, Offices, Shops and Railway Premises Act 1963, Health and Safety at Work etc. Act 1974, Control of Pollution Act 1974, Occupiers Liability Act 1984, Environmental Protection Act 1990, Construction (Design and Management) Regulations 1994, Equality Act 2010, Control of Asbestos Regulations 2012, Construction (Design and Management) Regulations 2007 and all other regulations, rules and delegated legislation under, or relating to, such statutes;

“Statutory Agreement” means an agreement or undertaking entered into under section 18 of the Public Health Act 1936, section 52 of the Town and Country Planning Act 1971, section 33 of the Local Government (Miscellaneous Provisions) Act 1982, section 106 of the Town and Country Planning Act 1990, section 104 of the Water Industry Act 1991 and any other legislation (later or earlier) similar to these statutes;

26.2.	The particulars of the Properties set out in Schedule 9 are complete and accurate.

26.3.	The Properties are the only land and buildings owned, used or occupied by the Company or the Dutch Seller (in carrying on the Dutch Business only).

26.4.	Complete and accurate copies of the Leases are attached to the Disclosure Letter.

26.5.	The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

26.6.	The Company does not have any liability in respect of Previously-owned Land and Buildings and nor has it given any guarantee or indemnity for any liability relating to any of the Properties or any other land or buildings.

26.7.	The member of the Target Group or the Dutch Seller (as applicable) which is identified as the tenant in Schedule 9, is in possession and actual occupation of each of the Properties on an exclusive basis, no member of the Target Group or the Dutch Seller has granted, or agreed to grant, any right of occupation or enjoyment in respect of any of the Properties to any third party and so far as the Sellers are aware, no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party in respect of any of the Properties.

26.8.	The Company or the Dutch Seller (as applicable) has in its possession and control:

(a)	all consents required under the Lease;

(b)	copies of all assignments of the Lease; and

(c)	evidence of the current annual rent payable under the Lease.

26.9.	So far as the Sellers are aware, there is no circumstance that could render any transaction affecting the title of the Company or the Dutch Seller to any of the Properties liable to be set aside under the Insolvency Act 1986 or any equivalent legislation in any jurisdiction.

26.10.	So far as the Sellers are aware, there are no insurance policies relating to any issue of title affecting the Properties.

26.11.	There are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise).

26.12.	The unexpired residue of the term granted by each Lease is vested in the Dutch Seller or the member of the Target Group identified as the tenant of each Lease in Schedule 9 and is valid and subsisting.

26.13.	In relation to each Lease, the Dutch Seller or the member of the Target Group identified as the tenant of the Lease in Schedule 9 has, so far as the Sellers are aware, observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and has not received notice of any breach of tenant covenant from any landlord which is subsisting or allegedly subsisting.

26.14.	In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease have been paid as and when they became due.

26.15.	Any consents required for the grant of each Lease and for any assignment of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where required.

26.16.	The Properties are not subject to the payment of any outgoings other than non-domestic local business rates, water and sewerage charges, principal rent, insurance premiums and service charges and all outgoings have been paid when due and none is disputed.

26.17.	So far as the Sellers are aware, there are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Properties which are of an onerous or unusual nature or which conflict with the Current Use of the Properties.

26.18.	So far as the Sellers are aware, there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

26.19.	The Current Use of each of the Properties is the permitted use for the purposes of the relevant Lease and the Planning Acts and, so far as the Sellers are aware, all necessary building regulation consents have been obtained.

26.20.	So far as the Sellers are aware, no claim or liability (contingent or otherwise) under the Planning Acts in respect of the Properties, or any Statutory Agreement affecting the Properties, is outstanding, nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties.

26.21.	So far as the Sellers are aware, there are no continuing conditions under any planning permissions, orders or regulations issued under the Planning Acts in relation to the Properties.

26.22.	So far as the Sellers are aware, no Property is located in an area or subject to circumstances which makes it susceptible to subsidence or flooding and nor does any Property contain asbestos or deleterious materials.

26.23.	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

27.	ENVIRONMENT AND HEALTH AND SAFETY

27.1.	The definitions in this paragraph apply in this Agreement.

“CRC” means the CRC Energy Efficiency Scheme established by the CRC Order;

“CRC Order” means the CRC Energy Efficiency Scheme Order 2013 (SI 2013/1119) and 2010 (SI 2010/768) as amended;

“Environment” means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media;

“EHS Laws” means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this Agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person;

“EHS Matters” means all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(d)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance; or

(e)	the condition, protection, remediation, reinstatement or restoration of the Environment or any part of it.

“EHS Permits” means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business as it is currently carried on, including the occupation of the Properties;

“Harm” means harm to the Environment, and in the case of man, this includes harm caused to any of his senses or harm to his property;

“Hazardous Substances” means any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances, materials containing asbestos and Genetically Modified Organisms;

“Waste” means any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

27.2.	The electricity consumption of the Target Group when aggregated with the electricity consumption of all other UK based undertakings and subsidiaries of the Seller has not reached the threshold for participation in the CRC.

27.3.	No Hazardous Substances have been emitted, escaped or migrated from, any of the Properties in violation of any EHS Laws.

27.4.	So far as the Sellers are aware, there are no landfills, underground storage tanks, or uncontained storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present at, on or under any of the Properties, and so far as the Sellers are aware no such operations are proposed.

27.5.	At no time has the Company or the Dutch Seller either been required to hold, or applied for, a waste disposal licence or waste management licence under any EHS Laws.

27.6.	So far as the Sellers are aware, neither the Seller, the Dutch Seller nor the Company has in the last three years received any formal written claims, investigations, prosecutions or other proceedings against them in respect of Harm arising from the operation of the Business or occupation of any of the Properties by the Company and/or the Dutch Seller for any breach or alleged breach of any EHS Permits or EHS Laws.

27.7.	Copies of all:

27.7.1.	material environmental and health and safety policy statements;

27.7.2.	reports in respect of environmental and health and safety audits, investigations or other assessments carried out by the Company in the previous three years;

27.7.3.	registrations, reports and evidence packs required to be submitted or kept pursuant to a legal requirement in the CRC Order;

27.7.4.	records of reportable accidents, illnesses and diseases which occurred in the previous two years; and

27.7.5.	written correspondence on EHS Matters between the Company and any relevant enforcement authority within the last three years;

relating to the Business or any of the Properties are attached to the Disclosure Letter.

27.8.	All Waste disposal of the Target Group and of the Dutch Seller is carried out by authorised contractors.

28.	ANTI-CORRUPTION

28.1.	The definition in this paragraph applies in this Agreement.

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

28.2.	The Company has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or the US Foreign Corrupt Practices Act or, so far as the Sellers are aware, any other applicable anti-corruption laws, anti-bribery laws or import-export laws.

28.3.	No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and the Company has put in place adequate procedures and in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking any such conduct.

28.4.	Neither the Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 or the US Foreign Corrupt Practices Act, and, so far as the Sellers are aware, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

29.	COMPETITION

29.1.	The definition in this paragraph applies in this Agreement.

“Competition Law” means the relevant legislation of any applicable jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

29.2.	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts its Business and, so far as the Sellers are aware, none of its directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

29.3.	So far as the Sellers are aware, the Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts its Business.

29.4.	So far as the Sellers are aware, no such investigation, inquiry or proceedings as referred to in paragraph 29.3 of Part 1 of this Schedule 4 have been threatened or are pending and there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

29.5.	So far as the Sellers are aware, the Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

30.	INTERNAL CONTROLS

30.1.	The Company:

30.1.1.	has established and maintains an effective system of internal control over financial reporting which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s Accounts for external purposes in accordance with IFRS and UK GAAP;

30.1.2.	maintains effective internal control systems in relation to the record keeping functions of the Target Group; and

30.1.3.	has, so far as the Sellers are aware, disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the Company’s board of directors:

(a)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarise and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

30.2.	The Disclosure Letter contains details of all disclosures referred to in paragraph 30.1.3 above.

31.	PRE-COMPLETION RESTRUCTURE

At the time of Completion, the Pre-Completion Restructure has been fully implemented.

32.	VDR BUNDLE

The VDR Bundle is a true, complete and accurate copy of the contents of the Virtual Data Room as at 8.00 pm (GMT) on 5 March 2014.

Part 2 - Tax Warranties

1.	Taxation payments and provisions

1.1.	Proper provision has been made and shown in the Accounts for deferred Taxation in accordance with UK GAAP.

1.2.	The Company has duly paid all Taxation (including withholding tax) which has become due and payable by it.

2.	Taxation returns, disputes, records and claims etc.

2.1.	The Company has made or caused to be made all submissions which have been required to be made for any Taxation purpose and the same have been made or given within the requisite periods and were materially correct when made or given and none of them is the subject of any dispute with any Taxation Authority.

2.2.	There is no dispute or disagreement outstanding at the date of this Agreement with any Taxation Authority (i) which affects the Dutch Business or Dutch Assets or (ii) regarding liability or potential liability to any Taxation payable by or recoverable from the Company.

2.3.	None of the Taxation returns or other filings that include the operations of the Company have been audited or investigated by any Taxation Authority within the last six years.

2.4.	The Company has not within the period of six years ending on the date hereof paid or become liable to pay any penalty, fine or interest charged by any Taxation Authority.

2.5.	The Company does not have any liability, actual or contingent, under any indemnity or other agreement entered into in respect of any Taxation of or primarily chargeable on or attributable to any other person, firm or company.

3.	Company Residence

The Company is resident for Taxation purposes in the jurisdiction specified as the location of its registered office in Schedule 1 and has not been resident, treated or regarded as resident, nor had a permanent establishment or been liable to pay Tax anywhere else at any time since its incorporation (including under any relevant double tax agreement, treaty or convention or any double taxation relief arrangements).

4.	VAT and Customs Duties

The Company (and the Dutch Business in respect of paragraph (c)):

(a)	is registered for VAT solely in the jurisdiction specified as the location of its registered office in Schedule 1 and has been so registered at all times that it has been required to be registered by the relevant statutory or other binding provision;

(b)	is not registered and never has been registered for the purposes of VAT as part of a group registration; and

(c)	maintains complete, correct and up-to-date records, invoices and other documents and VAT accounting arrangements appropriate or required for the purposes of such legislation and has preserved such records in such form and for such periods as are required by the relevant statutory or other binding provision.

Schedule 5

Limitations

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Schedule 6

Completion Accounts

Part 1- General

1.	DEFINITIONS

1.1.	The definitions in this paragraph apply in this Agreement.

“Accounting Policies” means the accounting principles, practices, policies and procedures set out in Part 2 of this Schedule 6;

“Bank Debt” means the amount in Euros which is the aggregate of all amounts of indebtedness of the Target Group to any lenders at the Completion Date including:

(a)	all bank loans and overdrafts;

(b)	all amounts drawn under invoice discounting facilities;

(c)	amounts owing under hire purchase and capital/finance lease agreements;

(d)	debentures and/or loan stock outstanding (including amounts of accrued or rolled up interest);

(e)	all interest, penalties, redemption premia and other costs connected with the same;

“Cash” means the amount in Euros which is the aggregate of the following in relation to the Target Group at the Completion Date:

(a)	all deposits repayable on demand with any bank;

(b)	cleared cash balances with any bank;

(c)	cash in transit receivable by the Target Group and cheques received and paid into any bank account of the Target Group on or before the Completion Date and, in each case, which clear after the Completion Date;

(d)	petty cash/cash in hand;

less

(e)	cash in transit paid by any member of the Target Group and cheques issued on or before the Completion Date by any member of the Target Group which are to be cleared through the bank accounts of the Target Group after the Completion Date;

and, for the avoidance of doubt, (i) any item falling within more than one of paragraphs (a) to (e) above shall only be included once in the calculation of Cash and (ii) Cash shall exclude any item that is otherwise included in the calculation of Net Working Capital;

“Completion Accounts” means the consolidated statement of assets, liabilities and net equity of the Target Group plus an accrual for Dutch Employment Costs, Dutch Employment Liabilities, US Employment Costs and US Employment Liabilities assumed by the Buyers as at the Completion Date to be prepared and agreed or determined (as the case may be) in accordance with this Schedule;

“Completion Net Cash/Debt” means Net Cash/Debt of the Target Group at Completion being the sum of the Cash less the Debt Items, as derived from the Completion Accounts and set out in the Net Cash/Debt Statement;

“Completion Working Capital” means the Net Working Capital at Completion, as derived from the Completion Accounts and set out in the Working Capital Statement;

“Debt Items” means the Bank Debt;

“Dispute Notice” has the meaning set out in paragraph 2.4 of this Schedule 6;

“Draft Completion Accounts” means the draft Completion Accounts prepared by the Buyer in accordance with paragraph 2.1 of this Schedule 6;

“Net Cash/Debt Statement” means a statement showing the Completion Net Cash/Debt, as derived from the Completion Accounts;

“Net Working Capital” means the net working capital of the Target Group as at the Completion Date plus the accruals specified in (l) below which shall include amounts in respect of and shall be the sum of:

(a)	trade debtors (including billed, accrued and other debtors);

(b)	prepayments and accrued income;

(c)	VAT receivable;

(d)	other debtors;

less:

(e)	trade creditors;

(f)	deferred revenue

(g)	payroll, employee benefits (including accrued holiday entitlement in respect of Employees) and payroll taxes;

(h)	VAT payable and any equivalent overseas sales taxes payable and receivable;

(i)	accruals (including with respect to rebates payable to CHDI Foundation, Inc.);

(j)	other creditors;

(k)	any other current assets/liabilities; and

(l)	an accrual in respect of Dutch Employment Costs, Dutch Employment Liabilities, US Employment costs and US Employment Liabilities assumed by the Buyers as at the Completion Date;

but shall exclude:

(m)	Tax (including any deferred tax and/or research and development tax credit) other than as specified in sub-paragraphs (h) and (i) above;

(n)	Cash;

(o)	any billed or accrued milestone trade receivables;

(p)	Debt Items;

(q)	Long term liabilities;

(r)	certain accruals related to Basel, Stoke Court, deferred bonuses and HMRC review;

(s)	intercompany accounts; and

(t)	any deferred revenue balance remaining on the Access Fee.

“Pre-Completion Revenue Statement” means a statement, prepared in US GAAP, stating the Pre Completion Revenues (excluding revenues recognized related to the Access Fee and research and development tax credits);

“Resolution Period” has the meaning set out in paragraph 2.8 of this Schedule 6;

“Review Period” means the period of 45 calendar days commencing on the Business Day after the Seller receives the Draft Completion Accounts, the draft Working Capital Statement and the draft Pre-Completion Revenue Statement from the Buyer;

“Services Division Operating Companies’ Revenues” means the aggregate revenues of the Services Division Operating Companies from third parties but excluding revenues received from other members of the Target Group, the Sellers and/or any other members of the Sellers’ Group;

“Target Net Cash/Debt” means €0;

“Target Working Capital” means €5,210,000; and

“Working Capital Statement” means a statement showing the Completion Working Capital, as derived from the Completion Accounts.

1.2.	Any period of time specified in paragraph 1 or paragraph 2 of this Schedule 6 may be extended by agreement in writing between the Buyer and the Seller.

2.	PREPARATION OF COMPLETION ACCOUNTS

2.1.	As soon as reasonably practicable, and in any event within the period ending on the earlier of 90 calendar days following the Completion Date or 15 July 2014, always provided that the period to prepare the Completion Accounts shall never be less than 75 calendar days , the UK Buyer shall prepare and deliver to the Seller for review:

2.1.1.	a draft of the Completion Accounts prepared on the basis set out in paragraph 3 of this Schedule 6;

2.1.2.	a draft of the Working Capital Statement based on the Draft Completion Accounts;

2.1.3.	a draft of the Net Cash/Debt Statement based on the Completion Accounts; and

2.1.4.	a draft of the Pre-Completion Revenue Statement based on the Draft Completion Accounts.

2.2.	If the UK Buyer fails to prepare and deliver the draft documents as listed under paragraphs 2.1.1 to 2.1.4 (inclusive) of this Schedule 6 within the period specified in paragraph 2.1 of this Schedule 6, the Seller may elect that the Estimated Completion Net Cash/Debt shall be deemed to be the Completion Net Cash/Debt and the Estimated Completion Working Capital shall be deemed to be the Completion Working Capital for the purposes of this Agreement and the Buyers agree to be bound by such election.

2.3.	The Sellers shall, upon reasonable notice and during normal business hours, provide the UK Buyer (and its agents or advisers) with such assistance and access to such information as the UK Buyer (or its agents or advisers) may reasonably require in connection with the preparation of the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement.

2.4.	During the Review Period, the Seller shall serve a written notice on the UK Buyer stating whether or not it agrees with the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement. In the case of any disagreement, the notice (“Dispute Notice”) shall specify in reasonable detail:

2.4.1.	each matter or item in dispute; and

2.4.2.	any adjustments which, in the Seller’s opinion, should be made to the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement.

2.5.	During the Review Period, the UK Buyer shall, upon reasonable notice and during normal business hours, provide the Seller (and its agents or advisers) with such assistance and access to the books and records of the Services Division Operating Companies as the Seller (or its agents or advisers) may reasonably require for the purposes of reviewing the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement.

2.6.	If, during the Review Period, the Seller serves a written notice on the UK Buyer confirming its agreement with the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement, those documents shall, with effect from the date of service of such notice, constitute the Completion Accounts, Working Capital Statement, the Net Cash/Debt Statement and Pre-Completion Revenue Statement and shall be final and binding on the parties.

2.7.	If the Seller fails to serve a notice in accordance with paragraph 2.4 of this Schedule 6, the Seller shall be deemed to have agreed the Draft Completion Accounts, the draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement and those documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts, Working Capital Statement, the Net Cash/Debt Statement and Pre-Completion Revenue Statement, and shall be final and binding on the parties.

2.8.	If a Dispute Notice is served by the Seller during the Review Period the parties shall, during the period of 30 calendar days commencing on the Business Day after the service of the Dispute Notice (“Resolution Period”), negotiate in good faith with a view to reaching agreement on the disputed matters and any necessary adjustments to the Draft Completion Accounts, draft Working Capital Statement, the draft Net Cash/Debt Statement and the draft Pre-Completion Revenue Statement. If, during the Resolution Period, the disputed matters are:

2.8.1.	resolved by agreement between the parties, the Draft Completion Accounts, draft Working Capital Statement, the draft Net Cash/Debt Statement and draft Pre-Completion Revenue Statement subject to any adjustments that are agreed by the parties, shall constitute the Completion Accounts, Working Capital Statement, the Net Cash/Debt Statement and Pre-Completion Revenue Statement and shall be final and binding on the parties; or

2.8.2.	not resolved by agreement between the parties, then at any time following the expiry of the Resolution Period either party may, by written notice to the other party, require the disputed matters to be referred to an Expert for determination in accordance with Schedule 8 of this Agreement.

2.9.	Save as provided in Schedule 8, the parties shall each bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts, Working Capital Statement, the Net Cash/Debt Statement and Pre-Completion Revenue Statement.

3.	BASIS OF PREPARATION OF COMPLETION ACCOUNTS AND PRE-COMPLETION REVENUE STATEMENT

3.1.	The Completion Accounts shall be prepared in accordance with UK GAAP, subject to the Accounting Policies which shall take precedence.

3.2.	The Pre-Completion Revenue Statement shall be prepared in accordance with US GAAP, subject to the Accounting Policies which shall take precedence.

4.	WORKED EXAMPLE

The worked example, in the agreed form summarized from the detailed worksheet prepared using Microsoft Excel and exchanged between Laure Verhaegen and Annie Hartford on the evening of March 12, 2014, reflects the calculations used to agree the Target Working Capital and the Target Net Cash/Debt and sets out the Working Capital Statement and the Net Cash/Debt Statement and the components comprised within the statements. The worked example is for guidance only and does not prejudice or qualify in any way the provisions of this Schedule 6.

Part 2- Accounting Policies

1.	The Completion Accounts shall be prepared:

1.1.	following those same policies and procedures as if the date to which such matters were measured was the last day of a financial year however the values in the Completion Accounts shall reflect those at the Completion Date;

1.2.	such that assets and liabilities denominated in foreign currency shall be retranslated such that the rate of exchange for conversion between Euros and other currencies shall be the mid-closing rate on the Completion Date as reported in the first edition of the Financial Times published after such day to set out the mid-closing rate as at the Completion Date;

1.3.	such that, except in respect to deferred revenue and/or the Pre-Completion Restructure, liabilities or provisions shall only be released in whole or in part to the extent that external and independent evidence has been received since the Accounts Date to indicate that the liability should be reduced (and not to be by reference to the application of any different judgement);

1.4.	on the basis that there shall be no double counting so that no amount shall be included as an asset or liability or piece of revenue more than once;

1.5.	no value shall be attributed to the Access Fee payments pursuant to the Biogen Collaboration Agreement;

1.6.	such determination of the amounts of the Dutch Employment Costs and the Dutch Employment Liabilities, and the US Employment Costs and the US Employment Liabilities, shall originate from the balance sheet as of the Completion Date of, respectively, the Dutch Seller and the applicable employer of the US Employee as of the date of this Agreement; and

1.7.	no accruals or liabilities shall include any amounts which arise due to actions or events occurring after the Completion.

Schedule 7

Revenue Growth Consideration

Part 1- General

1.	DEFINITIONS

The definitions in this paragraph apply in this Agreement.

“Draft Post-Completion Revenue Statement” means a draft of the Post-Completion Revenue Statement prepared in accordance with the requirements of this Schedule 7;

“Post-Completion Revenue Statement” means a statement, prepared in accordance with US GAAP, stating the Post-Completion Revenues prepared in accordance with and subject to the provisions of this Schedule 7.

“Post-Completion Revenues” means the Services Division Operating Companies’ Revenues recognised in the 12 month period commencing on the day following the Completion Date (excluding revenues recognized related to the Access Fee and research and development tax credits), stated in the Post-Completion Revenue Statement;

“Pre-Completion Revenues” means the Services Division Operating Companies’ Revenues recognised in the 12 month period ending on the Completion Date (excluding revenues recognized related to the Access Fee and research and development tax credits), stated in the Pre-Completion Revenue Statement;

“Target Post-Completion Revenues” means the Pre-Completion Revenues multiplied by 1.15.

Part 2- Preparation of the Post-Completion Revenue Statement

2.	PREPARATION OF THE POST-COMPLETION REVENUE STATEMENT

2.1.	The UK Buyer shall prepare and deliver to the Seller the Draft Post-Completion Revenue Statement as soon as reasonably practical after the first anniversary of the Completion Date and in any event not later than 45 days thereafter;

2.2.	The Seller shall give such assistance and access to information as the UK Buyer may reasonably require to enable the Draft Post-Completion Revenue Statement to be prepared within the period referred to in paragraph 2.1.

2.3.	The UK Buyer shall deliver a copy of the Draft Post-Completion Revenue Statement to the Seller no later than 45 days after the first anniversary of the Completion Date.

2.4.	The Seller shall, within 30 days starting on the day after delivery of the Draft Post-Completion Revenue Statement to the Seller, submit to the UK Buyer a report stating whether or not the Seller agrees with the Draft Post-Completion Revenue Statement (and in the case of disagreement, the areas of dispute). The UK Buyer shall give such assistance and access to information as the Seller may reasonably require to enable it to evaluate the Draft Post-Completion Revenue Statement within such 30 day period.

2.5.	If the Seller agrees with the Draft Post-Completion Revenue Statement, the UK Buyer and the Seller shall sign a copy of the Draft Post-Completion Revenue Statement as the Post-Completion Revenue Statement and this Draft Post-Completion Revenue Statement shall then become final and binding on the parties as the Post-Completion Revenue Statement for the purpose of this Agreement.

2.6.	If the Seller disagrees with the Draft Post-Completion Revenue Statement, the UK Buyer and the Seller shall endeavour to agree any matter in dispute. If the matters in dispute are resolved by agreement between the UK Buyer and the Seller, the UK Buyer and the Seller shall sign a copy of the Draft Post-Completion Revenue Statement (updated to take account of any amendment agreed between them) and this Draft Post-Completion Revenue Statement (as amended) shall become final and binding on the parties as the Post-Completion Revenue Statement for the purpose of this Agreement.

2.7.	If the parties are unable to resolve any disagreement within 10 Business Days of the delivery of the report pursuant to paragraph 2.3 of this Schedule 7, the matters in dispute may be referred to an Expert at the instance of either the UK Buyer or the Seller and to be determined in accordance with Schedule 8.

2.8.	Save as provided in Schedule 8, the parties shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Draft Post-Completion Revenue Statement and Post-Completion Revenue Statement.

3.	BASIS OF PREPARATION OF POST-COMPLETION REVENUE STATEMENT

The Post-Completion Revenue Statement shall be prepared on the basis of US GAAP, subject to the Accounting Policies which shall take precedence.

4.	CALCULATION AND PAYMENT OF REVENUE GROWTH CONSIDERATION

4.1.	In the event that:

4.1.1.	the Post-Completion Revenues are less than the Target Post-Completion Revenues, the Revenue Growth Consideration shall be nil and no additional consideration shall be payable to the Sellers; or

4.1.2.	the Post-Completion Revenues are equal to or exceed the Target Post-Completion Revenues, the Revenue Growth Consideration shall be €5,000,000 Euros and shall be paid to the Sellers in accordance with paragraph 4.2 of this Schedule 7.

4.2.	Any Revenue Growth Consideration which becomes payable to the Sellers in accordance with this Schedule 7 shall be paid in cash by the Buyers to the Sellers’ Solicitors within 5 Business Days of the agreement or determination of the Post Completion Revenue Statement.

5.	CONDUCT OF BUSINESS DURING THE REVENUE GROWTH CONSIDERATION PERIOD

5.1.	The Buyers and the Sellers undertake to each other to act in good faith in all matters relating to the calculation and payment of the Revenue Growth Consideration and confirm that they respectively shall not:

5.1.1.	require or cause or permit the Services Division Operating Companies to enter into:

(a)	any artificial transaction; or

(b)	any other transaction (not being in the normal course of business of the Services Division); or

5.1.2.	divert away from the Services Division Operating Companies any part of the Business as carried out by them at Completion or any opportunity to develop the Business to any other person (whether or not connected to the Buyer);

in either case where the principal or primary purpose of entering into that transaction is to increase, reduce or adversely affect the financial performance of the Services Division Operating Companies during the 12 months following Completion and consequently impact whether the Revenue Growth Consideration becomes payable to the Sellers.

5.2.	As soon as reasonably practicable (and in any event within 40 calendar days) following each of 30 June, 30 September and 31 December (each, a “Quarterly Date”), the UK Buyer shall provide to the Seller an interim estimate (each, an “Interim Post-Completion Revenue Estimate”) stating its estimate of the Services Division Operating Companies’ revenues received in the period from Completion up to the relevant Quarterly Date. The Sellers undertake to keep each Interim Post-Completion Revenue Estimate strictly confidential and they shall not disclose any of the information contained in such estimates in whole or in part to any third party (other than the Sellers’ agents, officers or advisers) without the prior written approval of the UK Buyer.

5.3.	The UK Buyer shall give such assistance and access to information as the Seller may reasonably require to enable it promptly to evaluate the Interim Post-Completion Revenue Statement.

Schedule 8

Determination by an Expert

1.	EXPERT DETERMINATION

1.1.	An “Expert” is an independent person appointed in accordance with this Schedule 8 to resolve a dispute arising in relation to (i) the Completion Accounts; and/or (ii) the Post Completion Revenue Statement.

1.2.	The Buyers and the Sellers shall agree on the appointment of an Expert.

1.3.	If the Buyers and the Sellers are unable to agree on an Expert within fourteen days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint a chartered accountant of repute as the Expert.

1.4.	The Expert shall prepare a written decision and give notice (including a copy) of the decision to the Buyers and the Sellers within a maximum of two months of the matter being referred to him.

1.5.	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 1.4 of this Schedule 8 then:

1.5.1.	either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

1.5.2.	this Schedule 8 applies in relation to the new Expert as if he were the first Expert appointed.

1.6.	All matters under this Schedule 8 shall be conducted, and the Expert’s decision shall be written, in the English language.

1.7.	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

1.8.	To the extent not provided for by this Schedule 8, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate and the Expert shall have jurisdiction over the construction of the provisions of this Schedule 8. The Expert shall have power to appoint a legal adviser to assist with construction of this Agreement but if he does so the parties shall be entitled to see copies of any instructions to and advice received from such legal advisor and to make representations to the Expert in relation thereto.

1.9.	The parties shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this Schedule 8.

1.10.	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

1.11.	Each party shall bear its or their own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination shall be borne by the parties in such proportions as the Expert directs (or, failing such determination, shall be borne 50% by the Buyers and 50% by the Sellers).

Schedule 9

Particulars of the Properties

1.	Description of the Property	Part Second Floor, Building 30, Bio Park, Hertfordshire, Broadwater Road, Welwyn Garden City, Hertfordshire AL7 3AX

	Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 19 December 2011 made between (1) Bio Park Hertfordshire Limited and (2) Argenta Discovery 2009 Limited

	Owner	Bio Park Hertfordshire Limited

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	31 October 2016

	Occupier	Argenta Discovery 2009 Limited

	Current Use	Use (as described in the superior lease) is as wet lab incubation centre in the bioscience healthcare, food and pharmaceutical sectors and by firms with links to those sectors under Use Class B1 (“Prime Use”) together with car parking and any other commercial activities reasonably deemed desirable, provided they do not adversely impact upon the use of the Premises for the Prime Use

2.	Description of the Property	Part Second Floor, Building 33, Bio Park, Hertfordshire, Broadwater Road, Welwyn Garden City, Hertfordshire AL7 3AX

	Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 19 December 2011 made between (1) Bio Park Hertfordshire Limited and (2) Argenta Discovery 2009 Limited

	Owner	Bio Park Hertfordshire Limited

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	31 October 2016

	Occupier	Argenta Discovery 2009 Limited

	Current Use	Use (as described in the Superior Lease) is as wet lab incubation centre in the bioscience healthcare, food and pharmaceutical sectors and by firms with links to those sectors under Use Class B1 (“Prime Use”) together with car parking and any other commercial activities reasonably deemed desirable, provided they do not adversely impact upon the use of the Premises for the Prime Use

3.	Description of the Property	Building 17, Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 23 May 2012 made between (1) Aviva Life & Pensions UK Limited, (2) BioFocus DPI Ltd and (3) Galapagos NV

	Owner	Aviva Life & Pensions UK Limited

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	30 November 2015

	Occupier	BioFocus DPI Ltd

	Current Use	The permitted use is as offices and research and development within Class B1(a) and (b) of the Town and Country Planning (Use Classes) Order 1987 or for ancillary purposes

4.	Description of the Property	Building 18, Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 8 February 2011 made between (1) Aviva Life & Pensions UK Limited, (2) BioFocus DPI Ltd and (3) Galapagos NV

	Owner	Aviva Life & Pensions UK Limited

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	30 November 2015

	Occupier	BioFocus DPI Ltd

	Current Use	The permitted use is as offices and research and development within Class B1(a) and (b) of the Town and Country Planning (Use Classes) Order 1987 or for ancillary purposes

5.	Description of the Property	Land adjoining Buildings 50 & 72, Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 7 September 2012 made between (1) Aviva Life & Pensions UK Limited and (2) BioFocus DPI Ltd

	Owner	Aviva Life & Pensions UK Limited

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	23 March 2015

	Occupier	BioFocus DPI Ltd

	Current Use	The occupier is not to use the premises otherwise than for placing thereon such plant and equipment to be used for the benefit of Buildings 50 & 72 as shall first be approved in writing by the landlord

6.	Description of the Property	Buildings 50 & 72, Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 20 July 2007 made between (1) Norwich Union Life & Pensions Limited and (2) BioFocus DPI Ltd

	Owner	Aviva Life & Pensions UK Limited (formerly known as Norwich Union Life & Pensions Limited)

	Registered/unregistered	Registered

	Title number (if registered)	EX801363

	Contractual date of termination of lease	22 March 2025

	Occupier	BioFocus DPI Ltd

	Current Use	The permitted use is only as a laboratory and ancillary offices

7.	Description of the Property	Building 900, Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Sublease dated 20 July 2007 made between (1) Medivir UK Limited, (2) BioFocus DPI Ltd and (3) Galapagos NV

	Owner	Medivir UK Limited

	Registered/unregistered	Registered

	Title number (if registered)	EX791729

	Contractual date of termination of lease	22 March 2025

	Occupier	BioFocus DPI Ltd

	Current Use	The permitted use is for research and development within Class B1(b) of the Town and Country Planning (Use Classes) Order 1987

8.	Description of the Property	Robinson Building (Buildings 600 & 700), Chesterford Park, Little Chesterford

	Description of Lease (lease, underlease, licence, date and parties)	Lease to be entered into between (1) Aviva Life & Pensions UK Limited and (2) BioFocus DPI Ltd and (3) Galapagos NV, as per the Agreement for Lease dated 12 August 2013 made between (1) Aviva Life & Pensions UK Limited, (2) BioFocus DPI Ltd and (3) Galapagos NV

	Owner	Aviva Life & Pensions UK Limited

	Registered/unregistered	To be registered in due course

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	20 years from the Term Commencement Date

	Occupier	BioFocus DPI Ltd

	Proposed Use	The permitted use will be as offices and research and development within Class B1(a) and (b) of the Town and Country Planning (Use Classes) Order 1987 with ancillary fitted plant loft. No use for research and storage involving live animals will be permitted

9.	Description of the Property	Isis House, Transport Way, Oxford

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 3 April 2013 made among (1) Oxford Real Estate Owner Limited, (2) Argenta Discovery 2009 Limited and (3) Galapagos N V

	Owner	Tozi Limited

	Registered/unregistered	Registered

	Title number (if registered)	ON307781

	Contractual date of termination of lease	2 April 2028

	Occupier	Argenta Discovery 2009 Limited

	Current Use	The permitted use is for research and development and offices within Class B1 of the Schedule to the 1987 Order

10.	Description of the Property	Unit 7, Spire Green Centre, Harlow

Description of Lease (lease, underlease, licence, date and parties)

The Property is subject to two leases, namely:

(i) Lease dated 3 May 2001 made between (1) Industrial Property Investment Fund and (2) Argenta Discovery Limited

(ii) Supplemental lease dated 3 July 2002 made between (1) Harlow Nominee No. 1 Limited and Harlow Nominee No. 2 Limited and (2) Argenta Discovery Limited

	Owner	Glasgow City Council (acting as the administrating authority for Strathclyde Pension Fund)

	Registered/unregistered	(i) unregistered (ii) unregistered

	Title number (if registered)	(i) Not applicable (ii) Not applicable

	Contractual date of termination of lease	(i) 2 May 2016 (ii) 2 July 2017

	Occupier	Argenta Discovery 2009 Limited

	Current Use	The permitted use is any use that falls within Classes B1(b)(c), B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 with ancillary offices

11.	Description of the Property	Unit 8, Spire Green Centre, Harlow

Description of Lease (lease, underlease, licence, date and parties)

The Property is subject to three leases, namely:

(i) Lease dated 14 August 2000 made between (1) Industrial Property Investment Fund and (2) Chemmedica Pharmaceuticals Limited

(ii) Supplemental Lease dated 3 May 2001 made between (1) Industrial Property Investment Fund and (2) Argenta Discovery Limited

(iii) Further Supplemental Lease dated 3 July 2002 made between (1) Harlow Nominee No. 1 Limited and Harlow Nominee No. 2 Limited and (2) Argenta Discovery Limited

	Owner	Glasgow City Council (acting as the administrating authority for Strathclyde Pension Fund)

	Registered/unregistered	(i) unregistered (ii) unregistered (iii) unregistered

	Title number (if registered)	(i) Not applicable (ii) Not applicable (iii) Not applicable

	Contractual date of termination of lease	(i) 23 June 2015 (ii) 2 May 2016 (iii) 2 July 2017

	Occupier	Argenta Discovery 2009 Limited

	Current Use	The permitted use is any that falls within Classes B1(b)(c), B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 with ancillary offices

12.	Description of the Property	Unit 9, Spire Green Centre, Harlow

Description of Lease (lease, underlease, licence, date and parties)

The Property is subject to three leases, namely:

(i) Lease dated 14 August 2000 made between (1) Industrial Property Investment Fund and (2) Chemmedica Pharmaceuticals Limited

(ii) Supplemental Lease dated 3 May 2001 made between (1) Industrial Property Investment Fund and (2) Argenta Discovery Limited

(iii) Further Supplemental Lease dated 3 July 2002 made between (1) Harlow Nominee No. 1 Limited and Harlow Nominee No. 2 Limited and (2) Argenta Discovery Limited

	Owner	Glasgow City Council (acting as the administrating authority for Strathclyde Pension Fund)

	Registered/unregistered	(i) unregistered (ii) unregistered (iii) unregistered

	Title number (if registered)	(i) Not applicable (ii) Not applicable (iii) Not applicable

	Contractual date of termination of lease	(i) 23 June 2015 (ii) 2 May 2016 (iii) 2 July 2017

	Occupier	Argenta Discovery 2009 Limited

	Current Use	The permitted use is any that falls within Classes B1(b)(c), B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 with ancillary offices

13.	Description of the Property	Unit 10, Spire Green Centre, Harlow

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 4 October 2012 made between (1) Glasgow City Council (acting as the administrating authority for Strathclyde Pension Fund) and (2) Argenta Discovery 2009 Limited

	Owner	Glasgow City Council (acting as the administrating authority for Strathclyde Pension Fund)

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	2 July 2017

	Occupier	Argenta Discovery 2009 Limited

	Current Use	The permitted use is any that falls within Classes B1(b)(c), B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 with ancillary offices

14.	Description of the Property	Rooms 323 and 325 in the Ingram Building, The University of Kent, Canterbury

	Description of Lease (lease, underlease, licence, date and parties)	Lease dated 29 November 2011 made between (1) The University of Kent and (2) Cangenix Limited

	Owner	The University of Kent

	Registered/unregistered	Unregistered

	Title number (if registered)	Not applicable

	Contractual date of termination of lease	14 August 2016

	Occupier	Cangenix Limited

	Current Use	The permitted use is for research and development and ancillary offices

15.	Description of the Dutch Property

The following parts of the Property located at the Darwinweg 24 in Leiden:

(i) 606 square meters office space on the ground floor;

(ii) 770 square meters laboratorial space on the third floor;

(iii) 94.6 square meters archive and technical space on the fifth floor; and

(iii) 21 parking spaces.

	Description of Lease (lease, underlease, licence, date and parties)	Lease signed on 3 July 2006 with an effective date being 1 July 2006 and an addendum to the Lease signed on 21 March 2007 between (1) Caransa Group B.V. as lessor and (2) Galapagos B.V. as lessee.

	Owner	Municipality of Leiden

	Leaseholder	Caransa Group B.V. NB. long lease in perpetuity

	Registered/unregistered	Registered with the Dutch Land Registry Office as “Leiden X 4326”

	Title number (if registered)	Establishment long lease: HYP4 18444/8 Transfer long lease: HYP4 62306/84

	Contractual date of termination of lease	30 June 2016 (with 1 year’ notice)

	Occupier	Galapagos B.V.

	Current Use	The permitted use is for research and development and ancillary offices

Schedule 10

Escrow Account

1.	No amount shall be released out of the Escrow Account otherwise than in accordance with this Schedule 10.

2.	Subject as otherwise provided in this Schedule 10, the amount (if any) standing to the credit of the Escrow Account (including any accrued interest but less any applicable bank charges) on the Release Date shall be released to the Sellers’ Solicitors.

3.	If a Relevant Claim has been notified by the Buyers to the Sellers prior to the Release Date, no amount shall be released to the Sellers’ Solicitors from the Escrow Account otherwise than in accordance with the provisions of this Schedule 10.

4.	If, prior to the Release Date, a Relevant Claim is settled and there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyers, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Buyers out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account (excluding any interest which has accrued on the amount so paid which shall be for the account of the Sellers).

5.	As soon as practicable following the settlement of any Relevant Claim outstanding at the Release Date in respect of which there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyers, instruct the Escrow Agents to pay to the Buyers out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account.

6.	Following settlement of all Relevant Claims outstanding (if any) at the Release Date and payment of all Due Amounts to the Buyers in respect of settled Relevant Claims in accordance with this Schedule 10, the parties shall, as soon as practicable, instruct the Escrow Agents to pay any balance standing to the credit of the Escrow Account (together with any interest which has accrued on any amounts standing to the credit of the Escrow Account less any applicable bank charges) to the Sellers’ Solicitors.

7.	A Relevant Claim shall be deemed settled for the purposes of this Schedule 10 if:

7.1.	the Sellers and the Buyers so agree in writing; or

7.2.	the Relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyers or the Sellers (as the case may be) are debarred by passage of time or otherwise from making an appeal.

8.	Save as provided elsewhere in this Agreement:

8.1.	the amount of the Purchase Price paid into the Escrow Account shall not be regarded as imposing any limit on the amount of any claims under this Agreement or under any of the documents executed pursuant to this Agreement;

8.2.	if a Due Amount is not satisfied in full from the Escrow Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Sellers; and

8.3.	nothing in this Schedule 10 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the Buyers may have from time to time against the Sellers either under this Agreement or under any of the documents executed pursuant to this Agreement.

Schedule 11

Dutch Assets

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Schedule 12

Dutch Employees

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Schedule 13

Galapagos Patents

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Schedule 14

Agreed Form Documents

1.	Disclosure Letter.

2.	Dutch Deed of Transfer (substantially in the final form).

3.	Escrow Letter (substantially in the final form).

4.	Pre-Completion Restructure Paper.

5.	Services Agreement (substantially in the final form).

6.	Tax Deed.

7.	TSA (in a substantially developed form).

8.	Transfer of the Sale Shares executed by the registered holder in favour of the UK Buyer.

9.	Share certificates of the Sale Shares in the name of the registered holder or an indemnity for any lost certificates.

10.	Written resignation of the Directors and company secretaries of the Company and the Subsidiaries.

11.	Written resignation of the auditors of the Company and each of the Subsidiaries.

12.	Signed minutes of each of the board meetings required to be held pursuant to Part 3 of Schedule 3.

13.	Sealed discharge or release of all charges, mortgages, debentures and guarantees to which the Company or any of the Subsidiaries is a party and any covenants connected with it.

14.	Certified copy of the extract of the resolution adopted by the board of directors of the Seller authorising the Transaction.

15.	The 2013 Management Accounts.

16.	The 2014 Management Accounts.

17.	Schedule 6 worked example.

Schedule 15

Guaranteed Leases

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Schedule 16

Material Customers

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Signed as a deed on behalf of CHARLES RIVER LABORATORIES HOLDINGS LIMITED, a company incorporated in ENGLAND, by JOSEPH LAPLUME, being a duly authorised attorney in the presence of:		/s/ Joseph W. LaPlume Attorney

/s/ Robert Norman	Witness

Robert Norman	Name

16 Charlotte Square	Address

Edinburgh

Solicitor	Occupation

Signed as a deed on behalf of CHARLES RIVER NEDERLAND B.V., a company incorporated in THE NETHERLANDS, by JOSEPH LAPLUME, being a duly authorised attorney in the presence of:		/s/ Joseph W. LaPlume Attorney

/s/ Robert Norman	Witness

Robert Norman	Name

16 Charlotte Square	Address

Edinburgh

Solicitor	Occupation

Signed as a deed on behalf of GALAPAGOS N.V., a company incorporated in BELGIUM, by XAVIER MAES, being a duly authorised attorney in the presence of:		/s/ Xavier Maes Attorney

/s/ Robert Norman	Witness

Robert Norman	Name

16 Charlotte Square	Address

Edinburgh

Solicitor	Occupation

Signed as a deed on behalf of GALAPAGOS B.V., a company incorporated in THE NETHERLANDS, by XAVIER MAES, being a duly authorised attorney in the presence of:		/s/ Xavier Maes Attorney

/s/ Robert Norman	Witness

Robert Norman	Name

16 Charlotte Square	Address

Edinburgh

Solicitor	Occupation

DATED 1 APRIL 2014

PROJECT PENGUIN

AMENDMENT AGREEMENT TO THE

SALE & PURCHASE AGREEMENT

between

Charles River Laboratories Holdings Limited

Charles River Nederland B.V.

Galapagos N.V.

and

Galapagos B.V.

CONTENTS

1.	INTERPRETATION	1
2.	AMENDMENTS	1
3.	INCORPORATION OF CERTAIN OF THE PROVISIONS OF THE SPA INTO THIS AMENDMENT AGREEMENT	3
SCHEDULE 1 Dutch Assets		4
SCHEDULE 2 Dutch Employees		5

THIS AMENDMENT AGREEMENT is made as a DEED on the 1 day of April 2014 between:

PARTIES

(1)	CHARLES RIVER LABORATORIES HOLDINGS LIMITED incorporated and registered in England and Wales with company number 03894892 whose registered office is at Manston Road, Margate, Kent CT9 4LT (the “UK Buyer”);

(2)	CHARLES RIVER NEDERLAND B.V. incorporated and registered in the Netherlands with company number 34137756 whose registered office address is at Amsterdam, The Netherlands and whose place of business is at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost (the “Dutch Buyer”);

(3)	GALAPAGOS N.V. incorporated and registered in Belgium with enterprise and VAT number 0466.460.429 whose registered office is at Industriepark Mechelen Noord, Generaal De Wittelaan L11 A3, 2800 Mechelen, Belgium (the “Seller”); and

(4)	GALAPAGOS B.V. incorporated and registered in the Netherlands with company number 28083700 whose registered office is at Darwinweg 24, 2333 CR Leiden, The Netherlands (the “Dutch Seller”).

BACKGROUND

(A)	The parties entered into a sale and purchase agreement in relation to the sale and purchase of the entire issued share capital of the Company and the Dutch Business on 13 March 2014 (the “SPA”).

(B)	The parties wish to make certain amendments to the SPA.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

The definitions and rules of interpretation in clause 1 of the SPA shall apply in this Amendment Agreement except as set out below.

2.	AMENDMENTS

2.1.	The definitions of “Pre-Completion Restructure Paper” and “Relevant Joint Contract” in clause 1.1 of the SPA shall be deleted and replaced as follows:

2.1.1.	““Pre-Completion Restructure Paper” means the steps paper titled “Project Penguin Presale restructuring – Version 2 (Prepared by EY 27 March 2014)” in the agreed form setting out the steps to be taken to implement the Pre-Completion Restructure;”

2.1.2.	“”Relevant Joint Contract” has the meaning given to that term in clause 11.5;”

2.2.	The existing clause 4.11 of the SPA shall be deleted and replaced as follows:

“4.11	the Purchase Price shall be allocated between the Sale Shares and the Dutch Business as follows:

4.11.1	the amount allocated to the Dutch Business shall be the book value at the Completion Date of the Dutch Business calculated (i) in accordance with Dutch GAAP as applied in the statutory accounts of the Dutch Seller as of the Completion Date, and (ii) in compliance with Dutch Tax laws. Such book value shall be confirmed by an appropriately qualified independent auditor to be appointed jointly by the Dutch Buyer and the Dutch Seller (“Independent Auditor”) and the Independent Auditor’s resolution on this matter shall be binding on both Parties for Dutch tax purposes. In the event that the Dutch Buyer and the Dutch Seller cannot agree on the identity of an Independent Auditor they shall each nominate an independent auditor candidate and the two nominated candidates shall meet in good faith and agree the identity of a third party auditor who the Dutch Buyer and the Dutch Seller shall appoint as the Independent Auditor. The Sellers and the Buyers shall share equally the costs of the Independent Auditor and, in good faith, work together during the period of 120 calendar days following Completion to cooperate with the Independent Auditor and to facilitate the timely completion by the Independent Auditor of this task within such period; and

4.11.2	the balance of the Purchase Price not allocated to the Dutch Business in accordance with clause 4.11.1 shall be allocated to the Sale Shares.”

2.3.	In clause 11.8 of the SPA the definition of “Restricted Person” shall be deleted and replaced as follows:

““Restricted Person” means any US Employee and/or any person who is at Completion, a Dutch Employee or employed or directly or indirectly engaged by any member of the Target Group;”

2.4.	In clause 11.9.4(a) of the SPA immediately following the words “the Dutch Buyer” will be added the words “or any member of the Buyers’ Group”.

2.5.	In clause 11.19, clause 12.1.2, clause 12.2.2 and clause 12.4.1 of the SPA references to “clause 11.20” shall be deleted and replaced with “clause 12”.

2.6.	Immediately following the existing clause 11.22 there shall be added a new clause 11.23 as follows:

“The Buyer will cooperate with the Seller and provide it with such reasonable assistance as it may require in order to establish the profits and losses for the three month period ending on 31 March 2014, and the balance sheet as of 31 March 2014, for each Target Group Company.”

2

2.7.	In clause 23.2.1 the reference to “clause 6” shall be deleted and replaced with “clause 7”.

2.8.	The contents of Schedule 11 of the SPA shall be deleted and replaced by the contents of Schedule 1 to this Amendment Agreement.

2.9.	The contents of Schedule 12 of the SPA shall be deleted and replaced by the contents of Schedule 2 to this Amendment Agreement.

2.10.	All other provisions of the SPA shall remain as set out therein.

3.	INCORPORATION OF CERTAIN OF THE PROVISIONS OF THE SPA INTO THIS AMENDMENT AGREEMENT

The provisions of the following clauses of the SPA shall apply to this Amendment Agreement without any requirement that the provisions be set out in full below:

3.1.	clauses 12.1 – 12.6 (inclusive) (Confidentiality and Announcements);

3.2.	clause 14 (Assignment);

3.3.	clause 16 (Variation and Waiver);

3.4.	clause 17 (Costs);

3.5.	clause 20 (Severance);

3.6.	clause 22 (Agreement Survives Completion);

3.7.	clause 24 (Successors);

3.8.	clause 25 (Counterparts);

3.9.	clause 26 (Rights and Remedies and Exclusion of Loss); and

3.10.	clause 27 (Governing Law and Jurisdiction).

This DEED has been entered into on the date stated at the beginning of it.

3

SCHEDULE 1

Dutch Assets

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

SCHEDULE 2

Dutch Employees

[OMITTED PER ITEM 601(B)(2) OF REGULATION S-K]

Signed as a deed on behalf of CHARLES RIVER LABORATORIES HOLDINGS LIMITED, a company incorporated in ENGLAND, by JOSEPH LAPLUME, being a duly authorised attorney in the presence of:		/s/ Joseph W. LaPlume Attorney

/s/ Matthew Daniel	Witness

Matthew Daniel	Name

17 Liberty Road	Address

Bedford, MA, USA

Lawyer	Occupation

Signed as a deed on behalf of CHARLES RIVER NEDERLAND B.V., a company incorporated in THE NETHERLANDS, by JOSEPH LAPLUME, being a duly authorised attorney in the presence of:		/s/ Joseph W. LaPlume Attorney

/s/ Matthew Daniel	Witness

Matthew Daniel	Name

17 Liberty Road	Address

Bedford, MA, USA

Lawyer	Occupation

Signed as a deed on behalf of GALAPAGOS N.V., a company incorporated in BELGIUM, by XAVIER MAES, being a duly authorised attorney in the presence of:		/s/ Xavier Maes Authorised Attorney

/s/ Sophie De Ruydts	Witness

Sophie De Ruydts	Name

TerWider	Address

1785 Merchten, Belgium

Employee	Occupation

Signed as a deed on behalf of GALAPAGOS B.V., a company incorporated in THE NETHERLANDS, by XAVIER MAES, being a duly authorised attorney in the presence of:		/s/ Xavier Maes Authorised Attorney

/s/ Sophie De Ruydts	Witness

Sophie De Ruydts	Name

TerWider	Address

1785 Merchten, Belgium

Employee	Occupation